U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

Global Interchange, Inc.

(Exact name of issuer as specified in its charter)

Nevada

(State of other jurisdiction of incorporation or organization)

732 South 6th Street, Suite N

Las Vegas, Nevada 89101-6948 US

760-565-2310

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Northwest Registered Agent LLC

732 S 6th St, Suite N

Las Vegas, NV, 89101-6945, USA

509-768-2249

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

6719	39-2430935
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

This Preliminary Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

This Preliminary Offering Circular is following the offering circular format described in Part II of Form 1-A.

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Offering Circular dated August 28, 2026

This Offering Statement filed on August 28, 2026 pursuant to Regulation A. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

GLOBAL INTERCHANGE, INC.

$16,300,000

5,433,333 SHARES OF COMMON STOCK

$3.00 PER SHARE

This is the public offering of securities of Global Interchange, Inc., a Nevada corporation. We are offering 5,433,333 shares of our common stock, par value $0.001 (“Common Stock”), at an offering price of $3.00 per share (the “Offered Shares”). This Offering will terminate 360 days from the day the Offering is qualified or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 6,666 Offered Shares for $20,000; however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

Investment Limitations. Because this is a Tier 2 offering under Regulation A, each investor who is a natural person and is not an accredited investor (as defined in Rule 501(a) of Regulation D) may not invest more than 10% of the greater of his or her annual income or net worth (excluding the value of the investor’s primary residence and related indebtedness) in this Offering. An investor that is not a natural person and is not accredited may not invest more than 10% of the greater of its annual revenue or net assets at its most recent fiscal year-end. Accredited investors are not subject to these limitations. We will rely on the investor’s representations concerning annual income, net worth, and accredited-investor status in the subscription agreement unless we have actual knowledge to the contrary.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

This Offering Circular uses the Offering Circular format.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price is based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities. If securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Shares will be offered on a continuous basis until either (1) the maximum number of Shares are sold; (2) 360 days from the date of qualification by the Commission, (3) if the Company in its sole discretion extends the offering beyond 360 days from the date of qualification by the Commission, or (4) the Company in its sole discretion withdraws this Offering.

Our Common Stock is not listed for trading on any exchange and is not quoted on the over-the-counter-markets (OTC Markets). We have not been issued a trading symbol and there is no trading market for our Common Stock.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)	$$3.00	$16,300,000
Underwriting Discounts and Commissions (3)	0	0
Proceeds to Company	$$3.00	$16,300,000

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering.

(2)

This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter.

(4)	Excludes estimated total offering expenses, of approximately $25,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $3.00 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is August 28, 2026

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Global Interchange”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Global Interchange, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business we intend to develop;

●	Our reliance on suppliers and customers;

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Global Interchange, Inc., was incorporated in the State of Nevada on May 3, 2000 under the name Nat Gas, Inc.

On March 1, 2010, the company amended its articles of incorporation and changed its name to GlobalXChange, Inc. On August 6, 2013, the company amended its articles of incorporation and changed its name to Global Interchange, Inc. Our fiscal year-end date is December 31.

Our offices are located at 1775 East Palm Canyon, Suite 110 –278, Palm Springs, California 92264

Our telephone number is (760) 770-6334 and our Email address is rdultz2016@gmail.com.

Business

Global Interchange Inc. is a startup with plans to operate two distinct divisions: Global Interchange, a technology-driven barter trade platform, and Wil Wright’s Ice Cream, a premium frozen dessert manufacturer both in start-up development stages. The Global Interchange division plans to develop an AI-powered platform integrated with a USD-pegged stablecoin to facilitate secure, efficient barter transactions for small businesses, freelancers, and individuals. Wil Wright’s Ice Cream, featuring a legacy ice cream frozen dessert brand, plans to redeploy new operations offering a diverse portfolio of high-quality frozen desserts, including ice cream pints, plant-based gelato bites, probiotic dessert bars, artisanal frozen cakes, and customizable party boxes, targeting health-conscious and premium consumers. This plan outlines the operational strategies and market positioning for both divisions. Our Global Interchange barter trade division plans to build on the Microsoft Azure platform that plans to facilitate transactions averaging $500-$550, serving small businesses, freelancers, and individuals across all 50 US states and further anticipate growth to potential international markets (e.g., EU, India, Brazil, Singapore, Nigeria). The Company’s plan for generating revenues includes a $15/month membership fee ($10/month in select future proposed international markets), 2% barter transaction fees, 1% stablecoin transaction/withdrawal fees, and $50/month sponsored listings (5% of members).

A 6-month development timeline is projected for a Year 1 US launch, with state-specific marketing tailored to demographics (e.g., urban California, rural Wyoming). Global expansion is anticipated to begin in Year 3, with memberships scaled to economic size relative to market (e.g., reference targeting up to 500,000 projected in India).

Business – Global Interchange Barter Trade and Technology Division

Summary

Our barter trade division has plans to develop a barter platform with a USD-pegged stablecoin to be dubbed the “X” coin. The mission is to deliver secure, and potentially efficient trading solutions for small businesses, freelancers, and individuals across all 50 US states and select international markets starting in Year 3. Plans are targeting 200,000 US memberships by Year 1, 300,000 by Year 3, and growing further by Year 5, the platform would plan to position Azure, blockchain, and AI for leadership in the centralized and new digital global barter DeFi market. Decentralized Finance (DeFi) refers to a blockchain-based financial system that enables peer-to-peer transactions, lending, and trading without traditional intermediaries like banks, using smart contracts and cryptocurrencies.

Market Analysis

•The digital barter and decentralized finance (DeFi) markets support platforms enabling peer-to-peer trade (https://coinmarketcap.com/view/defi/).

•In the United States, gig workers and small businesses create demand for alternative trade solutions (https://www.statista.com/topics/4891/gig-economy-in-the-us/#editorsPicks).

•Large economies, such as India with a population of 1.4 billion (https://www.statista.com/statistics/263766/total-population-of-india/), and the European Union with 448 million people, provide opportunities for digital barter platforms (https://www.statista.com/statistics/253372/total-population-of-the-european-union-eu/).

•Emerging markets, including Brazil with 214 million people (https://www.statista.com/statistics/263763/total-population-of-brazil/), and Nigeria with 218 million, (https://de.statista.com/statistik/daten/studie/159735/umfrage/gesamtbevoelkerung-von-nigeria/), also show potential for growth in tech-driven trade

X Stablecoin

•Collateralization and Reserves: X Stablecoin will be a fiat-collateralized (USD-backed) payment stablecoin maintained at a 1:1 peg with the U.S. dollar. Reserves will consist exclusively of high-quality, low-risk, liquid assets as permitted under the GENIUS Act (e.g., U.S. currency, demand deposits at insured depository institutions, short-term U.S. Treasury securities, repurchase agreements collateralized by U.S. Treasuries, and government money market funds). Reserves will be held in segregated, bankruptcy-remote accounts at regulated U.S. financial institutions or custodians, with monthly independent attestations and quarterly audits published.

•Lifecycle, Minting, and Burning: New X Stablecoin will be minted only upon receipt of USD or other permitted reserve assets (as defined in the GENIUS Act, including\: (i) U.S. currency; (ii) demand deposits at insured depository institutions; (iii) short-term U.S. Treasury securities with maturities of 90 days or less; (iv) repurchase agreements collateralized by U.S. Treasuries; and (v) government money market funds composed exclusively of U.S. government securities.)from authorized users or on-ramps. Tokens will be burned upon redemption for USD at par value (1:1). Redemptions will be processed on-demand with no minimum thresholds for qualified users.

•Ecosystem and Operation: X Stablecoin will operate on a permissioned blockchain layer (initially Ethereum-compatible L2 for low fees and scalability) and serve exclusively as the settlement and value-transfer medium within the Global Interchange barter platform. It will facilitate instant, low-cost barter transactions (average $500-$550) without fiat conversion friction, with built-in AML/KYC checks.

Use in Lines of Business: Within the Barter Division, X Stablecoin will be the mandatory medium for all platform transactions, enabling 2% barter fees and 1% withdrawal fees to be assessed seamlessly. X Stablecoin will not be marketed or used as an investment vehicle yielding returns

Marketing Research:

U.S. Target Audience

Global Interchange targets small businesses, freelancers, and individuals across all 50 U.S. states. Urban areas represent 45% of the target market, with key states including California, Texas, Florida, and New York. California has approximately 2.5 million gig workers, as reported by Upwork in 2023, making it a significant market for digital barter platforms. The Midwest region accounts for 20% of the target audience, encompassing states such as Ohio, Illinois, and Michigan. Ohio is home to around 1.2 million small businesses, according to the Small Business Administration (SBA) in 2023, indicating a substantial market opportunity. Rural areas, comprising 5% of the target audience, include states like Wyoming, Montana, and Vermont, where community-driven economies may benefit from digital trade solutions. High-growth states, making up 10% of the target audience, include Nevada, Colorado, and Arizona. Nevada has experienced a 3.2% growth rate from 2020 to 2023, positioning it as a promising market. The remaining 20% of the target audience is distributed across states like Pennsylvania and Georgia, which offer balanced demographics suitable for platform adoption.

International Target Audience

The international target audience for Global Interchange includes markets with high potential for digital barter adoption. India has a population of 1.4 billion and a gross domestic product (GDP) of $3.4 trillion, with approximately 15 million freelancers and 600 million digital payment users, as reported by the National Association of Software and Service Companies (NASSCOM) and the Reserve Bank of India (RBI) in 2023. The European Union, specifically Germany, France, and the Netherlands, has a combined population of 448 million and a GDP of $18.4 trillion. The region is home to 28 million freelancers and has 83% smartphone penetration, according to Eurostat and Statista in 2023. Brazil, with a population of 214 million and a GDP of $2.1 trillion, has around 12 million freelancers and 120 million users of the Pix payment system, as per the Brazilian Institute of Geography and Statistics (IBGE) in 2023. Nigeria, with 218 million people and a GDP of $477 billion, has approximately 10 million freelancers and 100 million mobile money users, according to the National Bureau of Statistics (NBS) and the Central Bank of Nigeria (CBN) in 2023. Singapore, a smaller but highly developed market, has a population of 5.9 million and a GDP of $466 billion, with about 200,000 freelancers and 92% smartphone penetration, as reported by the Monetary Authority of Singapore (MAS) in 2023.

Market Needs and Competitive Advantage

The target markets require secure platforms capable of handling transactions averaging $500 to $550. Stable currencies are essential to ensure trust in transactions. Artificial intelligence (AI)-driven personalization is needed to enhance user experience and engagement. Global Interchange aims to differentiate itself through global scalability, enabling it to operate across diverse markets. The platform leverages AI-driven features for efficient trade matching and fraud prevention. A mandatory membership model fosters a committed user base, providing a competitive advantage over localized barter exchanges and other cryptocurrency platforms.

Data Sources and Notes

The statistics provided are based on 2023 reports from various sources, as cited in the original text. Below is a summary of the data sources for reference:

Region/Country	Data Point	Source
United States	2.5M gig workers in California	Upwork, 2023
United States	1.2M small businesses in Ohio	Small Business Administration (SBA), 2023
United States	3.2% growth rate in Nevada (2020–2023)	Not specified, 2023
India	1.4B population, $3.4T GDP, 15M freelancers, 600M digital payment users	NASSCOM, RBI, 2023
European Union	448M population, $18.4T GDP, 28M freelancers, 83% smartphone penetration	Eurostat, Statista, 2023
Brazil	214M population, $2.1T GDP, 12M freelancers, 120M Pix users	IBGE, 2023
Nigeria	218M population, $477B GDP, 10M freelancers, 100M mobile money users	NBS, CBN, 2023
Singapore	5.9M population, $ place	Monetary Authority of Singapore (MAS), 2023

Notes on Data

•U.S. Data: The figure of 2.5 million gig workers in California aligns with Upwork’s 2023 estimates, though exact numbers may vary slightly across sources. The 1.2 million small businesses in Ohio are consistent with SBA reports for 2023. The 3.2% growth rate for Nevada lacks a specific source but is assumed to be from regional economic reports for 2020–2023.

•International Data: Population and GDP figures for India, the EU, Brazil, Nigeria, and Singapore are based on 2023 estimates from the cited sources. Freelancer numbers and digital payment/mobile money user statistics reflect the growing adoption of digital financial systems in these regions.

•Limitations: The membership projections (e.g., 25,000–62,500 for California, 300–750 for Wyoming) are internal estimates and not directly sourced from external studies. These figures represent potential targets rather than confirmed data. The lack of specific sources for some statistics, such as Nevada’s growth rate, may require further verification for accuracy.

Analysis of Market Needs

The need for secure platforms capable of handling transactions averaging $500 to $550 reflects the demand for reliable and efficient trade solutions among small businesses and freelancers. Stable currencies, such as the USD-pegged stablecoin planned for Global Interchange, are critical to building trust in digital barter systems. AI personalization enhances user experience by tailoring trade matches and recommendations, addressing the diverse needs of users across urban, rural, and international markets.

Competitive Landscape

Global Interchange faces competition from localized barter exchanges, such as Bartercard, and cryptocurrency platforms like Coinbase. The platform’s global scalability allows it to target multiple markets simultaneously, unlike localized exchanges. AI-driven features, including trade matching and fraud prevention, provide a technological edge. The mandatory membership model, with fees such as $15/month in the U.S. and $10/month in select international markets, ensures a committed user base, potentially increasing retention compared to competitors with optional participation.

Considerations and Risks

The success of Global Interchange in these markets depends on several factors. Regulatory compliance, particularly with securities and anti-money laundering (AML)/know-your-customer (KYC) regulations, will be critical, especially in international markets like the EU and Singapore. Competition from established platforms may challenge user acquisition. Adoption rates may vary due to cultural differences in barter acceptance, particularly in rural U.S. areas or emerging markets like Nigeria. The platform’s ability to deliver secure, user-friendly, and scalable solutions will be key to achieving its market potential, though success is not guaranteed.

X Stablecoin is designed to qualify as a “Covered Stablecoin” under the SEC Division of Corporation Finance’s April 4, 2025 Statement on Stablecoins (i.e., 1:1 USD-redeemable, fully reserved with low-risk liquid assets, marketed solely for payments/settlement/value storage, non-yield-bearing, no governance or profit-sharing rights). The Company’s assessment that X Stablecoin qualifies as a Covered Stablecoin, and that accordingly the offer and sale of X Stablecoin will not involve securities under the federal securities laws, represents a risk-based judgment and does not constitute a legal determination binding on regulators or the courts.

The Company is also structuring X Stablecoin issuance to comply fully with the GENIUS Act of 2025. As a nonbank issuer, the Company intends to apply for federal licensing as a “Federal qualified nonbank payment stablecoin issuer” (or, if issuance remains under $10 billion, pursue state qualification in jurisdictions with substantially similar regimes). Reserves will be maintained 1:1 with permitted assets, segregated, and subject to the Act’s attestation and redemption requirements. The Company will not commence issuance until all required approvals under the GENIUS Act are obtained (anticipated post-effective date in 2026-2027).

Product and Services -development planning

•  Barter Application: Mobile/web platform for $500-$550 average trades, scaled exponential membership potentials.

•  Stablecoin: USD-pegged, withdrawable to Coinbase/Robinhood (US), Binance (international).

•  AI Features: Trade matching, fraud detection, personalization; add gamification (gamification is the application of game-like elements, such as points, badges, and leaderboards, to non-game contexts to enhance user engagement, motivation, and participation), analytics.

•  Technology Stack: Azure (AI, Databricks, SQL), blockchain, SOC 2 security.

Development Timeline:

•  Year 1: 6-month MVP, 2-month beta, US launch, initial 200,000 US members.

•  Year 2: Scale to 250,000 US members.

•  Year 3: International launch (5 countries), 300,000 total (250,000 US, 50,000 international).

Marketing and Sales Strategy Plans

•  Go-to-Market: US launch in Year 1 (Month 7), with plans to generate international expansion in Year 3.

•  Customer Acquisition:

•  Year 1: $2M US marketing.

US Tactics:

•  Urban: Digital ads, Coinbase partnerships.

•  Midwest: Small business networks, barter events.

•  Rural: Local radio, workshops.

•  High-Growth: AI-driven campaigns, tech meetups.

International Tactics:

•  India: WhatsApp, UPI integrations

•  EU: Revolut partnerships, SME networks

•  Brazil: Pix partnerships, barter fairs

•  Nigeria: Mobile-first campaigns

•  Singapore: Fintech expos

•   The Company intends to pursue on-ramp and off-ramp integrations with licensed U.S. and international exchanges, digital wallets, and payment processors to enable users to convert between USD and X Stablecoin following regulatory approval (targeted for Year 2-3). Partner selection will prioritize entities that\: (i) hold appropriate money transmitter licenses or equivalent regulatory approvals; (ii) maintain robust AML/KYC compliance programs; (iii) carry appropriate cybersecurity insurance; and (iv) demonstrate operational capacity to handle redemption requests at the 1\:1 peg.

As of the date of this filing, the Company has not entered into binding agreements with any such partners. Potential partners referenced in this offering circular (including Coinbase, Robinhood, Binance, Revolut, and UPI integrations) are illustrative examples only and do not represent commitments, endorsements, or agreements by such entities. There is no assurance that the Company will successfully establish partnerships with any specific platform or that such partnerships will be completed on commercially reasonable terms.

Revenue Model:

•  US: $15/month, 2% barter fees, 1% stablecoin fees, $50/month listings.

•  International: $15/month (EU, Singapore), $10/month (India, Nigeria, Brazil).

Conclusion:

The Company plans to develop a barter exchange revenue model, AI-driven technology, and global scalability with a $500-$550 transaction value. It seeks to raise capital via this $16.3 million Regulation A, Tier 2 offering. The offering is designed to fund in part the development and global scaling of an AI-powered barter-based trade platform with a USD-pegged stablecoin to be dubbed the “X” coin, which is also under plan for development and simultaneous launch. The Company goals are to achieve up to 200,000 paid US memberships by Year 1, up to 300,000 (250,000 US + 50,000 international) by Year 3, and thereafter expects continued growth Years 4-5, by leveraging state- and country-specific marketing tailored to demographics for intuitive adoption. With a goal for a high-margin revenue model ($15/month memberships, $10/month in select international markets, 2% barter fees on $500 average transactions, 1% stablecoin fees, and $50/month sponsored listings), the Company projects revenues of $31.09 million in Year 1, with continued growth in Years 2-3 through Year 5. By capitalizing on the expanding digital barter and DeFi markets, supported by our goal to build a platform for robust technology and compliance with SEC, AML/KYC, CCPA, and international regulations, Global Interchange division is positioned for planned deployment of its proposed business model and goals for growth. Although we believe we will achieve our future growth and development plans, there is no assurance we may achieve these results, and results could be different than expected. We could incur unforeseen losses in our anticipated growth.

Business - Wil Wrights Ice Cream Division

Summary

Wil Wright’s Ice Cream is a legacy based premium frozen dessert manufacturer and distributor with plans for recommencing operations, initially starting in CA followed with one or more States in the United States, with further plans for growth for the future. These plans support our vision with goals to reach up to 18 global markets including Canada, Central Europe, Japan, and others. The plans included are to potentially capitalize on the growing demand for health-conscious, premium, frozen desserts, Wil Wright’s envisions growing its historically successful legacy desert line with the original natural ingredients and also plans to design a diverse portfolio of new recipes and products alongside legacy recipes and products. These would include one or more of ice cream pints, Party Boxes ($25, $50, $100), Ice Cream Bars, Ice Cream Sandwiches, Signature Collection, Special Occasion Ice Cream Cooler Carts, Holiday Designer Label Ice Cream Bars, and Frozen Yogurt and Sorbet. Upon successful completion of this offering and commencing in its development phase, the company expects to launch three additional product lines to address consumer trends toward vegan, functional, and premium desserts.

Business Model

Wil Wright’s rebranding for its Legacy Brand for new startup operations projected to generate revenue through retail sales (60% of revenue, targeting supermarkets), e-commerce (projected at 30% by Year 3, 40% by Year 5 via direct-to-consumer and platforms like Amazon), subscriptions (envisioning 20,000 subscribers by Year 3, and scaling upward by Year 5), and further projects barter sales (via synergies with the Global Interchange platform).The company leverages initial budget to have deployed its strategy and reach milestones by Year 5. Products are priced at reasonable premium levels (e.g., $6/pint retail, $100 Party Box e-commerce), yielding 70-75% gross margins. Marketing strategies emphasize digital channels (60% of budget), targeting health-conscious Millennials/Gen Z, premium consumers, and gifting markets, anticipating scalable return on investment.

Market

The global frozen dessert market, valued at $125.9 billion in 2023, is driven by health-conscious, premium, and convenience trends, with a projected 4.1% compound annual growth rate CAGR through 2030 (Grand View Research, 2025). Key consumer preferences include:

•  Health-Conscious Demand: 50% of consumers seek low-calorie, dairy-free, or functional products (e.g., probiotics, high protein), with 30% prioritizing vegan options (Nielsen, 2024).

•  Premiumization: 30% demand artisanal flavors (e.g., matcha, guava), particularly in North America ($13.8B market) and Asia-Pacific (6.6% CAGR) (Mordor Intelligence, 2025).

•  Convenience: 40% prefer single-serve formats, with 84% consuming frozen desserts as meals, especially in Asia-Pacific (Innova Market Insights, 2024).

•  Sustainability: 60-65% favor eco-friendly packaging, influencing 25% of purchases (Statista, 2025).

•  E-commerce: Online sales grew 20% post-COVID, with 22% of consumers planning online grocery purchases (Mordor Intelligence, 2025).

•  Regional Opportunities: Emerging markets (India, Brazil, Nigeria) show demand for affordable, fruit-based desserts, while UAE/Saudi Arabia prioritize premium gifting (Euromonitor, 2025). Wil Wright’s projections address these trends with health-focused (Frozen Yogurt/Sorbet, Probiotic Bars), premium (Artisanal Cakes, Holiday Bars), and convenient (Gelato Bites) products, supported by sustainable packaging and a 40% e-commerce focus, positioning it to capture up to an estimated 5% of the $8.88B premium segment by Year 5.

Competitive Landscape

Rather than trying to compete directly with large, established competitors such as Ben & Jerry’s, Haagen Daz, and Breyers, we intend to differentiate by targeting affluent and health-conscious consumers, and focusing on functional offerings, exotic flavors, and eco-packaging, with future plans for a broader portfolio including customizable Party Boxes and event-focused Cooler Carts.

Risk Factors

Investors should consider risks, including market competition, supply chain disruptions, regulatory compliance, and consumer preference shifts. Management’s experience, diversified portfolio, and strategic partnerships mitigate these risks, but no assurance of projected results can be guaranteed.

Streamlined Financial Projections.

Conclusion

Wil Wright’s Ice Cream aims to implement its strategic plan through its Regulation A (Reg A) offering. The company targets the $125.9 billion frozen dessert market, which is expected to grow at a 4.1% compound annual growth rate (CAGR) through 2030, according to a 2025 study by Grand View Research (https://www.grandviewresearch.com/industry-analysis/frozen-dessert-market-report). The funds will support production expansion to manufacture a diverse portfolio of premium, health-conscious, and sustainable products. These products include ice cream pints, Party Boxes priced at $25, $50, and $100, Ice Cream Bars, Ice Cream Sandwiches, a Signature Collection, Special Occasion Ice Cream Cooler Carts, Holiday Designer Label Ice Cream Bars, Frozen Yogurt/Sorbet, Plant-Based Gelato Bites, Probiotic Frozen Dessert Bars, and Artisanal Frozen Cakes. Marketing initiatives will focus on digital and retail campaigns to drive sales among Millennials, Generation Z (Gen Z), and premium consumers in 18 global markets. Working capital will help maintain supply chain stability. The company plans to pursue revenue and profitability growth from Year 1 through Years 3 and 5. However, there is no assurance that these goals will be achieved, and unforeseen losses may occur.

THE OFFERING

Issuer:	Global Interchange, Inc.

Securities offered:	A maximum of 5,433,333 shares of our common stock, par value $0.001 (“Common Stock”) at an offering price of $3.00 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	30,485,888 issued and outstanding as of August 28, 2026 (not including common shares which may be issued upon conversion of debt).

Number of shares of Common Stock to be outstanding after the offering	35,919,221 shares, if the maximum amount of Offered Shares are sold

Price per share:	$3.00

Maximum offering amount:	5,433,333 shares at $3.00 per share, or $16,300,000 (See “Distribution.”)

Trading Market:	Our Common Stock is not listed for trading on any exchange and is not quoted on the over-the-counter markets (OTC Markets). There is no market for our Common Stock.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $16,275,000. See “Use of Proceeds.”)

Risk factors:	Investing in our Common Stock involves a high degree of risk, including immediate and substantial dilution. There is no market for our Common Stock. See “Risk Factors.”

RISK FACTORS

The following is a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to the our business; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for development stage companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

Our ability to continue as a going concern depends on securing additional funding and achieving our business objectives. There is doubt about our ability to continue as a going concern.

The Company is a development stage enterprise. The Company incurred a net loss of $2,565 for the year ended December 31, 2024, and $3,197 for the year ended December 31, 2023. In addition, the Company has a shareholders’ deficit of $35,525 for the period since inception through December 31, 2024. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during this current year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through additional equity and/or short-term debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

Risks Relating to Our Financial Condition

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with the accuracy of its accounting practices, we are not required to have our financials audited by an auditor certified by the Public Company Accounting Oversight Board (“PCAOB”). As such, we do not have a third party reviewing the accounting. Our accounting staff may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

Our management has a limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although management has experience in operating small companies, current management has not had to manage expansion while being a public company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop our products and services and or membership offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly impacted. To address these risks, we are implementing structured planning, engaging experienced advisors, and maintaining financial discipline. We believe these measures will enhance our ability to navigate growth challenges and stabilize operations. While uncertainties remain, we are proactively building the foundation for long-term resilience and scalability.

We have limited operational history in two rapidly expanding and emerging industries, both the start-up barter trade division tied to stablecoin development and deployment and redeployment of our legacy ice cream company division making it difficult to accurately predict and forecast business operations.

As we have limited operations in our business and have yet to generate significant or any revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in two rapidly transforming industries. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change, or that potential customers will utilize our services.

We have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management, specifically our Co-CEOs Raul Martinez and Dennis R. Alexander. We have employment agreements in place with these key employees. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly. To mitigate this risk, we will implement succession planning protocols for key roles.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of global trade, barter transactions utilizing both cash trade and potentially decentralized finance via digital currency, including stablecoin, and also the frozen dessert markets further that may involve AI platform other related technologies. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects. To strengthen our competitive position, we are also actively monitoring market trends and adapting our offerings to stay ahead of industry shifts. This initiative is designed to enhance our resilience and long-term viability in a dynamic competitive landscape.

We may not be able to compete successfully in our Global Interchange Barter Division with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing markets, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established technology companies. Compared to our Global Interchange barter division, some competitors such as Bartercard and Coinbase have greater financial and other resources, have been in business longer, have greater name recognition and are better established in retail markets. To mitigate this risk, we are focusing on niche market positioning, strategic alliances, and tailored service offerings that differentiate us from larger competitors. We are also leveraging emerging technologies and user-centric design to enhance platform engagement and retention. These initiatives are intended to build competitive advantage despite disparities in scale and brand recognition

We may not be able to compete successfully in our Wil Wright’s Ice Cream division with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing markets, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established technology companies. Compared to our Wil Wright’s division some of our competitors, such as Unilever have greater financial and other resources, have been in business longer, have greater name recognition and are better established in retail markets. To address this competitive risk, we are revitalizing the Wil Wright’s brand with heritage storytelling, premium positioning, and targeted local marketing. We are also exploring strategic retail partnerships and experiential activations to boost visibility and customer engagement. These efforts aim to carve out a distinct niche and build customer loyalty despite the presence of larger incumbents.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business. To mitigate this risk, we are enhancing internal governance protocols and legal oversight to reduce exposure to potential claims.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $50,000 at minimum annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes, and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital. To mitigate this risk, we are implementing scalable financial systems, robust internal audit procedures, and training programs to strengthen oversight to reduce reporting errors.

Risks Relating to our Common Stock and Offering

Our Common Stock is not traded, and we have no trading symbol, and so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock is not currently listed for trading on any exchange and is not quoted on the over-the-counter-market (OTC Markets), meaning that there is no trading price, and the number of persons interested in purchasing our shares at, any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that we will be awarded a trading symbol, and even if we are, that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that may someday prevail in the trading market if the stock ever trades publicly. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

Even if we are awarded a trading symbol, and our Common Stock is later quoted on the OTC Markets, the market price of our common stock may be volatile and adversely affected by several factors.

If we obtain a trading symbol and our stock is eligible for quotation, the market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plans;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments related to AI, digital currencies, barter trade and frozen desserts, including, without limitation, changes in competition or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Natural disasters and geo-political events could adversely affect our business.

Natural disasters, including hurricanes, cyclones, typhoons, tropical storms, floods, earthquakes and tsunamis, weather conditions, including winter storms, droughts and tornadoes, whether as a result of climate change or otherwise, and geo-political events, including civil unrest or terrorist attacks, that affect us, or other service providers, could adversely affect our business and in random, similar, different or simultaneous ways for both our barter trade with stablecoin and our Wil Wright’s legacy ice cream divisions. To reduce exposure, we are developing contingency plans and diversifying operational dependencies across regions. These steps aim to enhance business continuity in the face of natural or geopolitical disruptions.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We have never paid dividends and do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates. To enhance shareholder value despite the absence of dividends, we are focused on strategic growth, brand equity, and operational efficiency. These efforts are intended to support long-term stock appreciation and investor returns.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our Articles of Incorporation to issue up to 100,000,000 shares of common stock. We have issued as of December 31, 2024, 30,000,000 shares of common stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders. To mitigate this exposure, we are refining internal governance policies to reduce litigation risk.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early-stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC. To mitigate this risk, we are enhancing disclosure controls, and refining investor communications.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

Because directors and officers currently and for the foreseeable future will continue to control the Company, it is not likely that you will be able to elect directors or have any say in the policies of the Company.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of the Company beneficially own a majority of our outstanding common stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. To promote transparency and investor confidence, we are committed to regular shareholder communications and enhanced governance disclosures.

Risks Relating to Our Company and Industries

The following risks relate to our proposed business and the effects upon us assuming we obtain financing in a sufficient amount.

Risks Related to X Stablecoin Development and Launch

We have no experience issuing stablecoins, and delays or failures in obtaining required federal or state licenses, completing audits, or achieving technical milestones could prevent or significantly delay the launch of X Stablecoin.

Delays in X Stablecoin Launch Could Materially Harm the Barter Platform

The Global Interchange barter platform is designed to use X Stablecoin as its exclusive settlement medium. If the Company is unable to launch X Stablecoin due to licensing delays, regulatory changes, or technical challenges, the Company would need to either\: (i) redesign the platform to use fiat currency, which would eliminate key technological advantages and increase transaction costs; (ii) delay the barter platform launch indefinitely, consuming working capital without generating revenue; or (iii) use third-party stablecoins, which would expose the Company to counterparty risk and reduce transaction fee revenue. Any of these alternatives could materially harm the Company's business prospects and ability to achieve projected financial results.

Risks Related to Reserve Management and Potential De-Peg Events

If reserve assets are mismanaged, stolen, or become insufficient, X Stablecoin could lose its 1:1 peg to the U.S. dollar, causing significant losses to users and irreparable damage to the Company.

Risks Related to Redemption Obligations

We are legally required to honor redemptions at par value. Any inability to meet large redemption demands could force us to liquidate assets at a loss or suspend redemptions, triggering regulatory action and loss of user confidence.

Regulatory Risks Specific to Payment Stablecoins Under the GENIUS Act

Changes in interpretation or enforcement of the GENIUS Act, SEC statements, or state money-transmitter laws could classify X Stablecoin as a security, require additional licensing, or prohibit its issuance altogether.

X Stablecoin is designed to qualify as a “Covered Stablecoin” under the SEC Division of Corporation Finance’s April 4, 2025 Statement on Stablecoins (i.e., 1:1 USD-redeemable, fully reserved with low-risk liquid assets, marketed solely for payments/settlement/value storage, non-yield-bearing, no governance or profit-sharing rights). The Company’s assessment that X Stablecoin qualifies as a Covered Stablecoin, and that accordingly the offer and sale of X Stablecoin will not involve securities under the federal securities laws, represents a risk-based judgment and does not constitute a legal determination binding on regulators or the courts.

The Company is also structuring X Stablecoin issuance to comply fully with the GENIUS Act of 2025. As a nonbank issuer, the Company intends to apply for federal licensing as a “Federal qualified nonbank payment stablecoin issuer” (or, if issuance remains under $10 billion, pursue state qualification in jurisdictions with substantially similar regimes). Reserves will be maintained 1:1 with permitted assets, segregated, and subject to the Act’s attestation and redemption requirements. The Company will not commence issuance until all required approvals under the GENIUS Act are obtained (anticipated post-effective date in 2026-2027).

A loss of confidence in our operating systems, or a breach of our operating systems, may adversely affect us and the value of an investment in us.

We will take measures to protect us and our operating systems from unauthorized access, damage or theft; however, it is possible that our security may not prevent the improper access to, or damage or theft of our information. A security breach could harm our reputation or result in the loss of some or all of our information. A resulting perception that our measures do not adequately protect our operating systems could result in a loss of current or potential shareholders, reducing demand for our Common Stock and causing our shares to decrease in value.

Intellectual property rights claims may adversely affect an investment in us.

We are not aware of any intellectual property claims that may prevent us from operating our trademarks and tradenames for Wil Wright’s legacy ice cream division, or our proposed X coin development as proposed for our barter trade division interactivity; however, third parties may assert intellectual property claims relating to our operation. Regardless of the merit of an intellectual property or other legal action, any legal expenses to defend or payments to settle such claims would be extremely expensive. As a result, an intellectual property claim against us could adversely affect an investment in us.

Our two divisions operate in distinct, highly competitive industries, and as an emerging growth company with new brands, we may be at a competitive disadvantage.

Both industries in which we operate are highly competitive in general. We are a product development and an emerging growth company with limited financial resources and our brand has limited recognition. Our competitors, both established and future unknown competitors, have better brand recognition and, in most cases, substantially greater financial resources than we have. Our ability to successfully compete in our industry depends on a number of factors, both within and outside our control. These factors include the following:

●	our success in designing and developing new or enhanced products;

●	our ability to address the changing needs and desires of retailers and consumers;

●	the pricing, quality, performance, reliability, features, and diversity of our products;

●	the quality of our customer service;

●	product or new technology introductions by our competitors; and

●	the ability of our contract manufacturing to deliver on time, on price, and with acceptable quality.

If we are unable to effectively compete on a continuing basis or unforeseen competitive pressures arise, such inability to compete could have a material adverse effect on our business, results of operations, and overall financial condition.

We will require additional funding to develop our business. If we are unable to secure additional financing on acceptable terms, or at all, we may be forced to modify our current business plan or to curtail or cease our planned operations.

We anticipate incurring significant operating losses and using significant funds including but not limited to administrative overhead, marketing, website development, critical digital AI accounting platform software development and implementation, stablecoin reserve, product inventory and development and operating activities. Our existing cash resources are insufficient to finance even our immediate operations. Accordingly, we will need to secure additional sources of capital to develop our business as planned. We intend to seek substantial additional financing through public and/or private financing, which may include equity and/or short-term debt financings, and through other arrangements, including collaborative arrangements. As part of such efforts, we may seek loans from certain of our executive officers, directors and/or current shareholders.

If we are unable to secure additional financing in the near term, we may be forced to:

●	curtail or abandon our existing business plans;

●	default on any debt obligations;

●	file for bankruptcy;

●	seek to sell some or all of our assets; and/or

●	cease our operations.

If we are forced to take any of these steps our common stock may be worthless. To mitigate this risk, we are actively pursuing diversified funding channels, strategic partnerships, and internal cost optimization. These efforts are intended to extend our runway and support continued execution of our business plan.

We are subject to risks associated with our websites.

We devote significant resources to maintaining our websites (www.globalinterchange.net) (www.globalinterchanges.com and www.wilwrightsicecream.com) as a key marketing, sales and support tool and expect to continue to do so in the future. Failure to properly maintain our Websites may interrupt normal operations, including our ability to provide quotes, process orders, ship products, provide services and support to our customers, bill and track our customers, fulfill contractual obligations and otherwise run our business which would have a material adverse effect on our results of operations. We host our Websites via third party hosting. Any failure to successfully maintain our Websites or any significant downtime or outages affecting our Websites could have a material adverse impact on our operating results. To mitigate this risk, we are implementing uptime monitoring, backup protocols, and vendor performance reviews for our third-party hosting. These measures are designed to ensure operational continuity and minimize disruption to customer-facing services.

If we are not able to protect and control our trade secrets, know-how and other technological innovations, we may suffer competitive harm.

We rely on certain technology, trade secrets, confidential information and proprietary know-how to protect our technology and maintain any future competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. Trade secrets are difficult to protect. In order to protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual’s relationship with us except in limited circumstances. These agreements generally also provide that we shall own all inventions conceived by the individual in the course of rendering services to us. These agreements may not effectively prevent disclosure of confidential information or result in the effective assignment to us of intellectual property and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover trade secrets and proprietary information that have been licensed to us or that we own, and in such cases, we could not assert any trade secret rights against such party.

Enforcing a claim that a party illegally obtained and is using trade secrets that have been licensed to us or that we own is difficult, expensive, time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on our business. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights. If we cannot maintain the confidentiality of our technologies and other confidential information in connection with our collaborations, our ability to protect our proprietary information or obtain patent protection in the future may be impaired, which could have a material adverse effect on our business.

Our future growth is dependent upon our ability to keep pace with rapid technological and industry changes in order to develop or acquire new technologies for our products and service introductions that achieve market acceptance with acceptable margins.

Our business operates in markets that are characterized by rapidly changing technologies, evolving industry standards, potential new entrants, and changes in customer needs and expectations. Accordingly, our future success depends in part on our ability to accomplish the following: identify emerging technological trends in our target end-markets; develop, acquire, and maintain competitive products and services that capitalize on existing and emerging trends; enhance our existing products and services by adding innovative features on a timely and cost-effective basis that differentiates us from our competitors; sufficiently capture intellectual property rights in new inventions and other innovations; and develop or acquire and bring products and services, including enhancements, to market quickly and cost-effectively.

Our ability to develop or acquire new products and services that are technologically innovative requires the investment of significant resources and can affect our competitive position. These acquisition and development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new commercially successful technologies, products, or services on a timely basis.

Moreover, as we introduce new products and services, we may be unable to detect and correct defects in the product or in its installation, which could result in loss of sales or delays in market acceptance. New or enhanced products and services may not satisfy customer preferences and potential product failures may cause customers to reject our products. As a result, these products and services may not achieve market acceptance and our brand image could suffer. In addition, our competitors may introduce superior products or business strategies, impairing our brand and the desirability of our products and services, which may cause customers to defer or forego purchases of our products and services, and impacting our ability to charge monthly service fees. If our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective products than ours, possibly at lower prices. Any delay or failure in the introduction of new or enhanced solutions could harm our business, results of operations and financial condition. In addition, the markets for our products and services may not develop or grow as we anticipate.

The failure of our technology, products, or services to gain market acceptance, the potential for product defects, or the obsolescence of our products and services could significantly reduce our revenue, increase our operating costs, or otherwise materially adversely affect our business, financial condition, results of operations and cash flows.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity and/or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

Statements Regarding Forward-looking Statements

This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated $25,000 offering expenses) will be $16,275,000. We will use these net proceeds for the following:

Shares Offered (% Sold)	5,433,333 Shares Sold (100%)	4,075,000 Shares Sold (75%)	2,716,667 Shares Sold (50%)	1,358,333 Shares Sold (25%)
Gross Offering Proceeds	$16,300,000	12,225,000	8,150,000	4,075,000
Total Net Offering Proceeds	16,275,000	12,200,000	8,125,000	4,050,000
Principal Uses of Net Proceeds (2)
Employee / Officers & Directors / Independent Contractor Compensation	5,979,000	4,610,000	3,300,000	1,575,000
Marketing	3,500,000	3,115,000	1,600,000	800,000
Office Supplies	150,000	112,500	75,000	37,500
Website	200,000	150,000	100,000	50,000
Website Ongoing Development	400,000	300,000	200,000	100,000
Travel	550,000	462,500	375,000	87,500
Legal, IP & Compliance	700,000	525,000	350,000	115,000
Working Capital Reserve	3,800,000	2,325,000	1,125,000	300,000
Stablecoin Reserve and Blockchain Infrastructure	1,000,000	1,000,000	1,000,000	1,000,000
Total Principal Uses of Net Proceeds	16,275,000	12,200,000	8,125,000	4,050,000
Amount Unallocated	-0-	-0-	-0-	-0-

(*) Provisions for unplanned miscellaneous future expenses

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

Comprehensive Plan of Operations for Global Interchange Inc.

Overview

Global Interchange Inc. is a startup with plans to operating two distinct divisions: Global Interchange, a technology-driven barter trade platform, and Wil Wright’s Ice Cream, a premium frozen dessert manufacturer. The Global Interchange division develops an AI-powered platform integrated with a USD-pegged stablecoin to facilitate secure, efficient barter transactions for small businesses, freelancers, and individuals. Wil Wright’s Ice Cream Company offers a diverse portfolio of high-quality frozen desserts, including ice cream pints, plant-based gelato bites, probiotic dessert bars, artisanal frozen cakes, and customizable party boxes, targeting health-conscious and premium consumers. This plan outlines the operational strategies and market positioning for both divisions.

Of the net proceeds allocated to the Global Interchange Barter Division (approximately $10,000,000 if the maximum is raised), the Company intends the following principal uses and milestones :

Category	Amount	Key Milestones (2006-2007)
Platform development & Technology	$4,800,000	Complete MVP, smart-contract, audits, Azure deployment (Q2 2026)
Marketing & user acquisition	3,500,000	State-specific campaigns, beta launch, reach 100,000 members (Q4 2026)
Operations & compliance	1,200,000	SEC/State MTL filings, AML/KYC systems, SOC 2 certification
X Stablecoin reserves & liquidity	500,000	Seed reserves, custodian agreements, first attestation (Q3 2026)

Business Overview

Global Interchange Barter Trade and Technology Division

Global Interchange develops an AI-powered barter trade platform with a USD-pegged stablecoin, facilitating secure transactions averaging $500-$550 for small businesses, freelancers, and individuals. Built on Microsoft Azure with blockchain and machine learning, the platform launches in the U.S. in Year 1 (200,000 memberships) and expands internationally by Year 3 (300,000 total) to reach potential exponential memberships by Year 5 across multiple markets like the EU, India, Brazil, Nigeria, and Singapore. Revenue streams include $15/month U.S. membership fees ($10/month internationally), 2% barter transaction fees, 1% stablecoin transaction/withdrawal fees, and $50/month sponsored listings (5% of members). A $10 million raise directed to the Global Interchange Barter Division, if successful, funds platform development, marketing, operations/compliance, and stablecoin reserves. Our plans for State- and country-specific marketing ensures intuitive adoption, while AML/KYC protocols and SOC 2 security mitigate regulatory and technological risks, though competition and market adoption challenges may impact results.

Wil Wright’s Ice Cream Division

Wil Wright’s Ice Cream division plans to manufacture and distribute premium frozen desserts, including ice cream pints, Party Boxes ($25, $50, $100), Ice Cream Bars, Ice Cream Sandwiches, Signature Collection, Special Occasion Ice Cream Cooler Carts, Holiday Designer Label Ice Cream Bars, Frozen Yogurt/Sorbet, Plant-Based Gelato Bites, Probiotic Frozen Dessert Bars, and Artisanal Frozen Cakes. Operating in 18 markets, the company serves health-conscious, premium, and convenience-driven consumers through 22,000 U.S. and 20,000 international stores, 1,500 franchise scoop shops, and 40% U.S./30% international e-commerce. A $6.3 million raise supports production expansion ($3M), marketing ($1.5M), working capital ($1.3M), and franchise development ($0.5M), projecting $437.5 million in Year 5 revenue and $362.5 million net profit from 58 million units. Operational efficiencies (20% distributor fees, 25% automation) and a 27% marketing uplift ($118.13M) drive 70-75% margins, though raw material volatility and competition pose risks mitigated by diversified sourcing and eco-friendly branding.

Synergistic Operations

The divisions will commence operations to operate interdependently, with Global Interchange’s barter platform enabling Wil Wright’s to trade surplus inventory or services (e.g., marketing, distribution) for resources (e.g., raw materials, logistics), reducing cash outflows and enhancing margins. Wil Wright’s envisions premium products can be offered as barter incentives on the platform, attracting memberships and potentially increasing transaction volume. Shared infrastructure (e.g., Azure for Global Interchange, logistics for Wil Wright’s) and marketing campaigns optimize costs, while cross-promotion (e.g., Wil Wright’s products in platform-sponsored listings) projects to potentially amplify brand reach.

Overview of the Industries Driving Economic Growth

The Global Interchange Division

We anticipate a build on Microsoft Azure platform that will facilitate transactions averaging $500-$550, serving small businesses, freelancers, and individuals across all 50 US states and further anticipate growth to potential international markets (e.g., EU, India, Brazil, Singapore, Nigeria). The Company’s plan for generating revenues would include a $15/month membership fee ($10/month in select future proposed international markets), 2% barter transaction fees, 1% stablecoin transaction/withdrawal fees, and $50/month sponsored listings (5% of members).

A 6-month development timeline is projected for a Year 1 US launch, with state-specific marketing tailored to demographics (e.g., urban California, rural Wyoming). Global expansion is anticipated to begin in Year 3, with memberships scaled to economic size relative to market.

The Wil Wright’s Ice Cream Division

Wil Wright’s Ice Cream Company Division, recently recommenced, aims to establish a presence in the $125.9 billion frozen dessert market, which is expected to grow steadily, driven by demand for health-conscious and premium products (Grand View Research, 2025). Consumers show interest in low-calorie, dairy-free, and functional desserts, with preferences for unique flavors and sustainable packaging (Nielsen, 2024; Statista, 2025). North America leads in premium ice cream, while Asia-Pacific and emerging markets like India and Brazil see rising demand for innovative offerings (Euromonitor, 2025). Facing competition from established brands like Ben & Jerry’s and Häagen-Dazs, Wil Wright’s seeks to differentiate through its health-focused portfolio and eco-friendly packaging, targeting a niche in the premium segment. The division recognizes challenges in scaling and market penetration as it works to rebuild its presence.

Combined Industry Impact: The sharing economy and frozen dessert markets, valued at over $460 billion combined, offer complementary growth drivers. Global Interchange’s plans for a platform envisioned to be built to support cost-effective trade for Wil Wright’s envisioned supply chain, while Wil Wright’s premium products enhance planned platform engagement, seeing a virtuous cycle of projected economic value. Risks such as regulatory changes, competition, and supply chain disruptions we believe can be mitigated by planned AML/KYC compliance, diversified sourcing, and plans for sustainable practices, positioning Global Interchange Inc. for sustained growth.

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net book value per share of our Common Stock after this offering.

Our historical net book value as of December 31, 2025, was $29,467 or $0.001 per outstanding share of our 30,000,000 shares of outstanding common stock. Historical net book value per share equals the amount of our total tangible assets (i.e. excluding goodwill and other intangible assets), less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified above.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $25,000 for each case):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$3.00	$3.00	$3.00	$3.00

Historical net tangible book value (deficit) per share as of December 31, 2025 (1)	$0.001	$0.001	$0.001	$0.001

Increase in net tangible book value per share attributable to new investors in this offering (2)	$0.46	$0.36	$0.25	$0.13
Net book value per share, after this offering	$.46	$.36	$.25	$.13

Dilution per share to new investors	$2.54	$2.64	$2.75	$2.87

Increase to pre-offering shareholders	$.46	$.36	$.25	$.13

(1) Based on net tangible book value as of December 31, 2025, of $29,467 (total assets of $98,451 less total liabilities of $68,984; no intangible assets were recorded) and 30,000,000 outstanding shares of Common Stock as of December 31, 2025.

(2) The increase in net tangible book value per share attributable to new investors is calculated by subtracting the historical net tangible book value per share from the pro forma net tangible book value per share after this offering. Pro forma amounts assume the indicated percentage of the maximum offering is sold at $3.00 per share and estimated offering expenses of $25,000 are deducted in each case. At 100% of the offering (5,433,333 shares), net proceeds would be approximately $16,275,000, pro forma net tangible book value would be approximately $16,304,467, and pro forma shares outstanding would be 35,433,333.

As a subsequent event, on December 11, 2025 the Company filed a Form D noticing a private placement under Rule 506(b) of Regulation D. As of August 5, 2026, the Company had received aggregate subscription proceeds of $242,944 and had issued 485,888 shares of restricted common stock at $0.50 per share, resulting in 30,485,888 shares issued and outstanding. The dilution table above is presented on the basis of the audited December 31, 2025 financial statements included in this Offering Circular.

This is a “best efforts” offering. There is no minimum number of shares that must be sold. If less than the maximum number of shares is sold, the pro forma net tangible book value per share after the Offering will be lower, and the dilution to new investors will be greater, than the amounts shown in the 100% column above. The public offering price of $3.00 per share has been determined by our Board of Directors and does not necessarily bear any relationship to our book value, net tangible book value, or any other established criterion of value.

DISTRIBUTION

Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been no public market for our common shares. The offering price was arbitrarily determined by management, The principal factors considered in determining the initial offering price include:

●	the information set forth in this Offering Circular and otherwise available;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate on the earlier of (i) 360 days from the date of qualification by the Commission, (ii) the date on which the maximum offering amount is sold, or (iii) the date on which the Company elects to terminate the Offering in its sole discretion.

How to Subscribe

When you decide to subscribe for Offered Shares in this Offering after it is qualified, you should contact the Company to obtain a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. If we reject your subscription, we will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request a refund of your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Forward-looking Statements

This section contains certain statements that may include “forward-looking statements”. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or other similar expressions. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those Risk Factors disclosed herein. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under applicable securities laws, the Company does not assume a duty to update these forward-looking statements.’

Overview

Global Interchange, Inc. is a development-stage company focused on building an AI-powered international exchange platform and related settlement infrastructure. The Company also holds residual intellectual property associated with the historic Wil Wright’s ice cream brand. During the periods presented, the Company generated no operating revenue and funded operations primarily through related-party advances and a Regulation D Rule 506(b) private placement.

Results of Operations - For the Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024

Revenue

The Company recorded no revenue from operations for the years ended December 31, 2025 and 2024.

Cost of Goods Sold / Gross Profit

The Company had no cost of goods sold and no gross profit for the years ended December 31, 2025 and 2024.

Operating Expenses

Total operating expenses increased to $77,602 for the year ended December 31, 2025 from $2,565 for the year ended December 31, 2024, an increase of $75,037. The increase was driven primarily by professional services ($65,701), office supplies ($3,782), bank fees ($2,522), state fees ($1,950), insurance ($1,633), internet and email ($1,439), and other ordinary development-stage costs.

Interest Expense

Interest expense was $641 for the year ended December 31, 2025, compared to $0 for the year ended December 31, 2024. The expense relates to the convertible promissory note issued May 22, 2025 (principal $15,000 at 7%), which was paid in full on January 15, 2026.

Net Loss

Net loss for the year ended December 31, 2025 was ($78,243), compared to ($2,565) for the year ended December 31, 2024, an increase in loss of $75,678. The increase reflects higher professional and operating costs associated with the Company’s regulatory, platform, and development activities. Basic and diluted net loss per common share were ($0.0026) and ($0.00009) for 2025 and 2024, respectively, based on 30,000,000 weighted-average shares outstanding in each period. Because the Company incurred a net loss, potentially dilutive securities are anti-dilutive; basic and diluted loss per share are the same.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since inception, the Company has been funded by related parties and by private placement subscription proceeds.

Current Assets

As of December 31, 2025, total current assets were $98,451, consisting of cash and cash equivalents of $84,951 and notes receivable of $13,500, compared to total current assets of $355 as of December 31, 2024.

Current Liabilities

As of December 31, 2025, total current liabilities were $68,984, consisting of accounts payable of $817, advances from shareholders of $52,526, accrued interest of $641, and note payable of $15,000, compared to a net credit position of ($4,410) as of December 31, 2024 (advances to shareholder presented as a receivable credit).

Working Capital

As of December 31, 2025, the Company had working capital of $29,467 (current assets of $98,451 less current liabilities of $68,984), compared to working capital of $4,765 as of December 31, 2024.

Shareholders’ Equity

As of December 31, 2025, total shareholders’ equity was $24,701, which includes deposits on subscriptions of $102,944, common stock of $30,000, additional paid-in capital of $10,000, and an accumulated deficit of ($113,478). As of December 31, 2024, total shareholders’ equity was $4,765.

Cash Flows from Operating Activities

Net cash used in operating activities was $76,785 for the year ended December 31, 2025, compared to net cash used of $2,565 for the year ended December 31, 2024. The 2025 amount primarily reflects the net loss of $78,243, adjusted for increases in accounts payable ($817) and accrued interest ($641).

Cash Flows from Financing Activities

Net cash provided by financing activities was $161,381 for the year ended December 31, 2025, compared to $2,300 for the year ended December 31, 2024. Financing activities in 2025 consisted of subscription deposits of $102,944, advances from shareholders of $56,936, proceeds from notes payable of $15,000, and notes receivable advanced of ($13,500).

Cash Position

Cash increased by $84,596 during 2025, from $355 at December 31, 2024 to $84,951 at December 31, 2025.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, or capital resources.

Going Concern

Our financial statements for the year ended December 31, 2025 have been prepared on a going concern basis. Note disclosures identify conditions that raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company remains dependent on additional financings to fund operations and business development.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial position or results of operations upon adoption.

In our opinion, the proceeds from this Offering may not fully satisfy our cash requirements and we anticipate it will be necessary to raise additional funds monthly (as described above) to supplement our plan of operations. Accordingly, if we are unable to satisfy our cash requirements through sales and the proceeds from this Offering alone, we will need to raise additional capital through additional short-term loans, the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through other loans or other equity investment. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring substantial operating and cash flow deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Income taxes are one such critical accounting policy. Income taxes are recorded on an accrual basis of accounting based on tax positions taken or expected to be taken in a tax return. A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all or some portion, of such assets will more than likely not be realized. Should they occur, our policy is to classify interest and penalties related to tax positions as income tax expense. Since our inception, no such interest or penalties have been incurred.

Revenue Recognition

For both the Global Interchange barter division and Wil Wright's Ice Cream division, revenue if any, achieved in future planned operations will be recognized under ASC 606 by identifying contracts, performance obligations, transaction prices, allocation, and recognition when control transfers. In Global Interchange's

US-only and global models, $15/month membership fees ($10/month internationally) and $50/month sponsored listings are recognized ratably over the period as services are provided; 2% barter transaction fees and 1% stablecoin fees are recognized at transaction completion for $500 average trades. For Wil Wright's retail and wholesale/online models, ice cream sales (scoops, sundaes) and products are recognized at point of sale or delivery when possession transfers; gift cards are recognized upon redemption with breakage estimated historically, ensuring consistent GAAP compliance across divisions with audit trails from point-of-sale systems, invoicing, and blockchain records.

DESCRIPTION OF BUSINESS

Comprehensive Plan of Operations for Global Interchange Inc.

Overview

Global Interchange Inc. is an innovative startup poised to disrupt two dynamic markets through its dual divisions: Global Interchange, a next-generation barter trade platform, and Wil Wright’s Ice Cream Company, a premium frozen dessert brand. These ventures target the rapidly evolving sharing economy and the growing frozen dessert market, respectively. With this planned $16.3 million raise through a Regulation A (Reg A) Tier 2 offering the company aims to build scalable, tech-driven solutions and premium products to capture emerging opportunities. Global Interchange’s AI-powered barter platform, featuring a planned USD-pegged stablecoin (“X” coin), and Wil Wright’s health-conscious dessert portfolio are designed to meet future consumer and business needs. This forward-looking plan outlines the startup’s strategies, market opportunities, and growth aspirations, acknowledging risks and uncertainties inherent in launching innovative ventures.

X Stablecoin

The Company intends to launch “X Stablecoin”, a fiat-collateralized USD-pegged payment stablecoin designed solely as the settlement and value-transfer medium inside the Global Interchange barter platform.

• Collateralization & Reserves – X Stablecoin will be backed 1:1 by U.S. dollars and other high-quality liquid assets permitted under the Guiding and Establishing National Innovation for U.S. Stablecoins Act of 2025 (“GENIUS Act”). Reserves will be held in segregated, bankruptcy-remote accounts at regulated U.S. financial institutions or qualified custodians registered with the SEC or CFTC. Monthly attestation reports prepared by an independent third-party accounting firm will be published on the Company's website (www.globalinterchanges.com) within 15 business days of month-end. Quarterly audits conducted by a PCAOB-registered auditor will be published within 45 days of quarter-end. All reports will remain publicly accessible for a minimum of 36 months.

• Minting & Burning – New tokens are minted only when USD (or permitted assets) are deposited with authorized on-ramps. Tokens are burned instantly upon redemption for USD at par value (1:1). Redemptions are on-demand with no minimums for qualified users.

• Regulatory Design – Structured to qualify as a non-security “covered stablecoin” under the SEC Division of Corporation Finance Statement on Stablecoins (April 4, 2025) and to comply fully with the GENIUS Act. Issuance will not begin until all required federal or state licenses/approvals are obtained.

• Partnerships – The Company intends to pursue on-ramp/off-ramp integrations with licensed U.S. and international exchanges/wallets post-regulatory approval (target Year 2–3). No partnerships are in place as of this filing.

Reserve and Redemption Mechanics

Reserves will consist exclusively of cash, cash equivalents, short-term U.S. Treasuries, and other assets permitted under the GENIUS Act. Reserves will be held in segregated accounts at federally insured banks or qualified custodians. Monthly attestations and quarterly audits by an independent Big-4 or equivalent firm will be published on the Company’s website.

As described above in the Risk Factors section, the Company is structuring X Stablecoin issuance to comply fully with the GENIUS Act of 2025. The Company will not commence X Stablecoin issuance until all required federal or state licenses are obtained.

Business Overview - Barter Technology Division

Global Interchange, a division of Global Interchange Inc., is a tech startup based in La Quinta, CA, USA, developing an AI-driven barter trade platform integrated with a USD-pegged stablecoin to enable seamless, secure transactions for small businesses, freelancers, and individuals. Upon its plans to secure $10 million through a Reg A Tier 2 offering, the platform aims to launch within six months, targeting 100,000 U.S. paid memberships in Year 1 across all 50 states, with plans to scale to 200,000 users (150,000 U.S., 50,000 international) by Year 3. The platform envisions expansion into high-potential markets like the EU, India, Brazil, and Nigeria by Year 5. Leveraging Microsoft Azure for scalability, the platform will use AI for trade matching, fraud detection, and personalized user experiences, aiming to drive engagement and retention. Revenue streams include $15/month memberships ($10/month in select international markets), 2% barter transaction fees, 1% stablecoin fees, and $50/month sponsored listings (targeting 5% of members). Planned hyper-local marketing, tailored to U.S. demographics (e.g., urban California, rural Texas) and international channels (e.g., WhatsApp in India), aims to drive adoption. The $10 million raise anticipated, if secured, will fund platform development, marketing, compliance (SEC, AML/KYC), and stablecoin reserves, with profits reinvested to fuel additional global growth. While ambitious, the company acknowledges that market adoption, regulatory hurdles, and competition from platforms like Bartercard or Coinbase may impact projections, and no assurances can be given for achieving these goals or future results.

Overview of the Industries Driving Future Growth for the Global Interchange Platform

Global Interchange is positioned to tap into the transformative potential of the digital barter, sharing economy, and decentralized finance (DeFi) sectors. The sharing economy is expected to grow significantly, driven by millions of gig workers and small businesses seeking flexible trade solutions (Statista, 2023). The DeFi market, with increasing stablecoin adoption, is projected to expand rapidly, offering secure, scalable transaction frameworks (CoinMarketCap, 2023). High-growth markets like India (with a vast digital payment base) and the EU (with strong freelancer demand) show openness to digital barter, while emerging economies like Brazil and Nigeria embrace mobile-driven trade (NASSCOM, 2023; Eurostat, 2023). Surveys suggest significant interest in barter platforms among U.S. gig workers, Indian SMEs, and Brazilian freelancers (Pew Research, 2023; IBGE, 2023). Global Interchange’s AI-driven platform and stablecoin aim to capture this demand through innovative, scalable solutions, though competition, regulatory complexity, and user adoption rates pose risks to achieving market share. The company is optimistic about its potential to shape the future of digital trade but recognizes that success is not guaranteed.

X Stablecoin is designed to qualify as a “Covered Stablecoin” under the SEC Division of Corporation Finance’s April 4, 2025 Statement on Stablecoins (i.e., 1:1 USD-redeemable, fully reserved with low-risk liquid assets, marketed solely for payments/settlement/value storage, non-yield-bearing, no governance or profit-sharing rights). The Company’s assessment that X Stablecoin qualifies as a Covered Stablecoin, and that accordingly the offer and sale of X Stablecoin will not involve securities under the federal securities laws, represents a risk-based judgment and does not constitute a legal determination binding on regulators or the courts.

The Company is also structuring X Stablecoin issuance to comply fully with the GENIUS Act of 2025. As a nonbank issuer, the Company intends to apply for federal licensing as a “Federal qualified nonbank payment stablecoin issuer” (or, if issuance remains under $10 billion, pursue state qualification in jurisdictions with substantially similar regimes). Reserves will be maintained 1:1 with permitted assets, segregated, and subject to the Act’s attestation and redemption requirements. The Company will not commence issuance until all required approvals under the GENIUS Act are obtained (anticipated post-effective date in 2026-2027).

How Barter Transactions Work on the Platform (Example):

A graphic designer in California wants to barter $550 of design services for office furniture.

1. Designer lists services on the platform and selects “Receive X Stablecoin”

2. Furniture seller accepts the barter; platform instantly mints $550 of X Stablecoin and transfers it to the designer

3. Designer withdraws $550 USD to their bank via an authorized on-ramp.

Fees: 2% total barter fee ($11) split equally; 1% withdrawal fee ($5.50) paid by designer.

Fees and Partnerships

Revenue model remains unchanged ($15/month membership, 2% barter fee, 1% stablecoin withdrawal fee, $50/month sponsored listings). The Company intends to pursue integrations with licensed on-ramps and off-ramps post-regulatory approval; no specific partners are named or committed as of this filing.

The Company intends to pursue on-ramp and off-ramp integrations with licensed U.S. and international exchanges, digital wallets, and payment processors to enable users to convert between USD and X Stablecoin following regulatory approval (targeted for Year 2-3). Partner selection will prioritize entities that\: (i) hold appropriate money transmitter licenses or equivalent regulatory approvals; (ii) maintain robust AML/KYC compliance programs; (iii) carry appropriate cybersecurity insurance; and (iv) demonstrate operational capacity to handle redemption requests at the 1\:1 peg.

As of the date of this filing, the Company has not entered into binding agreements with any such partners. Potential partners referenced in this offering circular (including Coinbase, Robinhood, Binance, Revolut, and UPI integrations) are illustrative examples only and do not represent commitments, endorsements, or agreements by such entities. There is no assurance that the Company will successfully establish partnerships with any specific platform or that such partnerships will be completed on commercially reasonable terms.

Business Overview - Wil Wright’s Ice Cream Company Division

Wil Wright’s Ice Cream Company, a division of Global Interchange Inc., is a startup premium frozen dessert brand aiming to redefine the category with health-conscious, innovative products. Operating initially in the U.S., with plans to expand to select global markets (e.g., Canada, EU, Japan, India, Brazil), the company will offer a portfolio including ice cream pints, plant-based gelato bites, probiotic dessert bars, artisanal frozen cakes, and customizable party boxes. Targeting health-focused and premium consumers, Wil Wright’s aims to launch production in California within nine months of securing financing projected to facilitate this launce, with future facilities planned in strategic hubs like Slovenia or Mexico. The raise goals are to fund production setup, digital-first marketing, and working capital. Growth we perceive will be driven by e-commerce, partnerships with premium retailers, and social media campaigns emphasizing sustainability and wellness. While aiming for a foothold in the $125.9 billion frozen dessert market (Grand View Research, 2025), the company acknowledges risks like supply chain volatility, competition from established brands, and regulatory compliance, with no certainty of achieving projected outcomes.

Overview of the Industries Driving Future Growth for Wil Wright’s Ice Cream Company

The global frozen dessert market, is poised for growth, driven by demand for health-conscious, premium, and sustainable products (Grand View Research, 2025). Trends show strong consumer interest in low-calorie, dairy-free, and functional desserts (e.g., probiotic, high-protein options), with exotic flavors like yuzu or passionfruit gaining traction (Nielsen, 2024). Sustainability drives purchasing decisions, with eco-friendly packaging influencing 60% of consumers, while e-commerce channels are expanding rapidly (Statista, 2025). North America remains a premium dessert leader, while Asia-Pacific and emerging markets like India and Brazil show demand for affordable, innovative offerings (Euromonitor, 2025). Wil Wright’s aims to capture these trends with its health-focused, sustainable portfolio, targeting a niche in the premium segment. However, competition from brands like Ben & Jerry’s, raw material cost fluctuations, and scaling challenges pose risks. The company is excited about its potential to innovate in this vibrant market but recognizes that profitability and market penetration are not assured.

Seasonality

Seasonality estimated for future planned operations we project will affect both the Global Interchange barter and Wil Wright's Ice Cream, with revenue peaks projected in warmer months and holidays, mitigated by diversification. In Global Interchange's US-only model (Years 1–2), peaks occur in Q4 (35%, holiday trading) and Q1 (25%), dips in Q2/Q3 (20%), smoothed by AI promotions; the global model (Years 3–5) diversifies with Q4/Q3 peaks (35–40%, US/EU holidays, India/Brazil festivals), Q2 dips (15%), across 2.35M members. For Wil Wright's retail model, peaks in Q2/Q3 (50–60%, summer demand), dips in Q4/Q1 (15–20%), mitigated by holiday flavors; wholesale/online model shows Q2/Q3 peaks (45–55%, summer stocking), Q4/Q1 dips (20%), with e-commerce sales stabilizing off-peak periods, projecting consistent growth across both divisions.

Facilities

The Company’s principal and executive offices are located at

732 S 6th St, Suite N

Las Vegas, NV, 89101-6945, USA

Staff

Presently, the Company has a staff of contributing part time members consisting of management, accounting, engineering and project management, located in Palm Springs, California and Phoenix, Arizona.

Intellectual Property

We may rely on a combination of trademark, tradename, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand. Despite this reliance, we believe the following factors are more essential to establishing and maintaining a competitive advantage:

●	the statistical and technological skills of our service operations and research and development teams;

●	the expertise and knowledge of our service operations and research and development teams;

●	the real-time connectivity of our service offerings;

●	the continued expansion of our proprietary technology; and

●	a continued focus on the improved financial results of our clients.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees of Global Interchange, Inc., including their ages as of December 31, 2025:

Name and Principal Position	Age	Term of Office	*Approximate hours per week for part-time employees
Robert Dultz, Chairman, Director, CEO and President	84	Since August 30, 2013	20-40
Dennis R. Alexander, Director	72	Since August 30, 2013	20-40
Spencer Eubank, Director, Treasurer and Secretary	74	Since August 30, 2013	20-40

*Approximate hours may vary in initial ramp up stages up or down, will review on successful commencement of operations.

Robert Dultz, Chairman of the Board, Chief Executive Officer, President and Director

Robert Dultz has served as President, Chief Executive Officer and a Director of the Company since August 30, 2013. Prior to he served on the Board and as a Consultant of the Company since its formation on May 3, 2000. Mr. Dultz was appointed as Chairman of the board of directors, President, CEO of USCorp and each of its subsidiaries, Imperial Metals, Inc., USMetals, Inc. and AGC Corp. from 2002 until 2021. Mr. Dultz has been instrumental in the financing and organizing of companies in a wide variety of industries. He has worked with multi-million-dollar budgets for the past 50 years and during that time served on the boards of publicly and privately held companies including American Metals and Minerals, Inc. which was assigned the NYSE symbol AMM. In 1972 Mr. Dultz founded “Robert’s Designs in Gold” a wholesale novelty jewelry manufacturer and distributor. Throughout his career Mr. Dultz has been involved in property investment, (ownership, development and management) personally and as a licensed realtor, including land development in New Mexico and the Bahamas; the purchase and sale of single-family residences in California, Arizona and Florida; and Commercial Real Estate in North Carolina and Texas.  Over the years Mr. Dultz has also been involved with projects including commodity and stock offerings in many industries including oil and gas, mining, entertainment, movie and music, biotechnology, food franchise and food manufacturing, arms manufacturing and sales, hospitality as well as the beginnings of the "dot coms". Mr. Dultz was retired from 1978-1980 and again 2012 to 2023.

Dennis R. Alexander, Director

Dennis R Alexander serves as a Director and CFO of the Company since August 30, 2013. He was appointed as CEO and Chairman of Stuart King Capital Corp. on March 31, 2025, having served as its Co-CEO, Director, and other capacities since November 2016. Mr. Alexander presently serves as the Chairman, CEO and or Director of public and private companies in the US and Canada, involved in merger, acquisition activities. Since July 2023 he serves on the performance team of Lazok Industries, Inc. He has served as Chairman, Director, CEO, of public and private companies since 1999 engaged in oil and natural gas exploration, production, in Texas and Wyoming, US, and pursued acquisitions internationally in certain Eurasian countries. Through the years 1994-95, he served as a founder and a Director of a publicly held mortgage company which completed an acquisition with nearly 800 million in gross loan production for Americas First Financial Services with activities over 7 States. In 1991 Mr. Alexander’s actions in part was responsible for and instrumental in bringing the first true video-on-demand and its 33 patented systems to the public. Over a period of 25 years, Mr. Alexander built his privately held media communications companies into a full-scale award winning muti-media Production Company, listed on small cap NASDAQ. Mr. Alexander attended ASU studying Architecture from 1971 to 1974.

Spencer Eubank, Director, Treasurer and Secretary

Spencer Eubank has served as Secretary, Treasurer and a Director of the Company since August 30, 2013. From 2019 to the present Mr. Eubank has served as the Center Director and Area Steward (Executive Director), as President and Chairman of the Center Council and Chairman of the Board of Directors in Mankind Project, Northern California area. Prior to 2019 he served from 2012 to 2018 in the same capacities for The ManKind Project Los Angeles Community, Inc. Westlake Village. He served as Secretary-Treasurer and Director of USCorp from 2002 to 2016 which was engaged in the acquisition, exploration, and development of mineral properties in the United States, primarily focusing on gold and silver. He worked with management as liaison to Legal, Accounting and Geology Professionals. Mr. Eubank has been an Independent Consultant for the past 24 years serving in one or more capacities as an officer and director, as secretary, treasurer, president and occasionally executive director to several public, private and non-profit corporations. He has experience in data verification and proper coding, reporting and preparing complex financial statements and interim reports. Mr. Eubank has managed up to 50 volunteers successfully directing the activities of an all-Volunteer Board in a nonprofit program within budget and successfully directed the activities of an all-Volunteer Board in a nonprofit with a budget of over $1,000,000 per year (local, state and federal government funding). He served early on as part-time faculty at California State University Los Angeles while an Undergrad in the Sociology Department. Mr.Eubank earned a Bachelor of Theology from Gulf Coast Seminary in 1985, Panama City Florida, and a Bachelor of Arts, Sociology, from California State University, Los Angeles in 1988.

EXECUTIVE COMPENSATION

Summary Compensation Table — Years Ended December 31, 2025, and December 31, 2024

The following table sets forth information concerning the compensation paid or accrued by Global Interchange, Inc. (the “Company”) for the fiscal year ended December 31, 2025 to each individual who served as a director or executive officer. The Company is a development-stage issuer. During 2025, the Company did not maintain formal employment agreements providing fixed salaries for its officers and directors. As disclosed in the Company’s audited financial statements and pursuant to Item 11 of Form 1-A, during the year ended December 31, 2025, no director or executive officer of the Company received total compensation in excess of $120,000. Accordingly, the detailed compensation information below reflects that no named individual exceeded that threshold.

Summary Compensation Table — Year Ended December 31, 2025

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Robert Dultz Chairman, Chief Executive Officer, President and Director	2025	—	—	—	—	—	(2)	< $120,000
Dennis R. Alexander Director and Chief Financial Officer	2025	—	—	—	—	—	(3)	< $120,000
Spencer Eubank Director, Secretary and Treasurer	2025	—	—	—	—	—	(4)	< $120,000

Related-Party Service Arrangements

During the year ended December 31, 2025, certain related parties provided services to the Company. These arrangements are disclosed in the notes to the audited financial statements (including related-party disclosures). No individual related-party service provider who also served as a director or executive officer received aggregate compensation from the Company in excess of $120,000 for 2025. Family members of the Chairman and CEO (including Lorie Thompson and Dustin Thompson) and an affiliate of the Director & CFO (Global Media Network USA, Inc.) received payments for consulting, operational support, and/or professional services during 2025; such amounts are included in the Company’s operating expenses (professional services and related line items totaling $65,701 in professional services for the year ended December 31, 2025) and are subject to the related-party footnote disclosure in the audited financial statements.

Selected Audited Financial Statement Amounts — Year Ended December 31, 2025

Item	Amount
Professional Services (Statement of Operations)	$65,701
Total Operating Expenses	$77,602
Interest Expense (convertible note)	$641
Net Loss	$(78,243)
Advances from Shareholders (Balance Sheet)	$52,526
Notes Receivable	$13,500
Deposit on Subscriptions (equity)	$102,944

Footnotes to Summary Compensation Table

(1) All Other Compensation includes any cash amounts paid or accrued for executive management services, professional services, consulting, expense reimbursements, and similar items. The Company did not grant stock awards, option awards, or non-equity incentive plan compensation during the year ended December 31, 2025. No standing director fees or board retainers were paid.

(2) Robert Dultz — Chairman, Chief Executive Officer, President and Director. During 2025, Mr. Dultz did not receive a fixed salary under an employment agreement. Any cash amounts paid to or for the benefit of Mr. Dultz (including expense reimbursements or modest draws, if any) together with all other compensation did not exceed $120,000 in the aggregate for the year ended December 31, 2025, as confirmed in the Company’s Item 11 disclosure in the audited financial statement package.

(3) Dennis R. Alexander — Director and Chief Financial Officer. During 2025, Mr. Alexander did not receive a fixed salary under an employment agreement. Cash amounts for executive management, financial, operational, and professional services may have been paid directly to Mr. Alexander or to Global Media Network USA, Inc., an affiliate of Mr. Alexander. Aggregate compensation attributable to Mr. Alexander for 2025 did not exceed $120,000, as confirmed in the Company’s Item 11 disclosure. Related-party amounts are further described in the notes to the audited financial statements.

(4) Spencer Eubank — Director, Secretary and Treasurer. During 2025, Mr. Eubank did not receive a fixed salary. Aggregate compensation, if any, did not exceed $120,000 for the year ended December 31, 2025, as confirmed in the Company’s Item 11 disclosure.

(5) Item 11 threshold. Pursuant to the instructions to Item 11 of Form 1-A and as stated in the Company’s audited financial statement package: “During the year ended December 31, 2025, no director or executive officer of the Company received total compensation in excess of $120,000. Accordingly, pursuant to the instructions to Item 11 of Form 1-A, no further information regarding compensation of directors and executive officers is required to be disclosed.” The table above is provided for offering-circular completeness and consistency with the audited disclosure.

(6) Related parties. Lorie Thompson (daughter of the Chairman and CEO) and Dustin Thompson (grandson of the Chairman and CEO) provided consulting and operational support services during 2025 and received cash compensation for those services. Global Media Network USA, Inc. (affiliate of Dennis R. Alexander) received payments for professional services. These related-party arrangements are disclosed in the notes to the audited financial statements. Professional services expense for the year ended December 31, 2025 was $65,701 in total (all providers).

(7) No equity awards. The Company did not grant equity awards to officers or directors during the year ended December 31, 2025.

(8) Development-stage status. The Company is a development-stage issuer. Officers and directors devoted time to the business on a part-time or variable basis during 2025. Compensation arrangements remain subject to Board review as the Company scales operations following the Regulation A Tier 2 offering.

Outstanding Equity Awards at Fiscal Year-End

N/A

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Potential Payments Upon Termination or Change in Control

N/A

Independent Director Compensation

None of the directors of the Company received compensation for their services as a director during the fiscal years ended December 31, 2025, and December 31, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the years ended December 31, 2025 and December 31, 2024, and during the current fiscal year through August 5, 2026, the Company engaged in related-party transactions with officers, directors, family members of the Chairman and CEO, and an affiliate of the Director and CFO. These arrangements are described under “Executive Compensation,” in the notes to the audited financial statements, and in Item 2 (Unregistered Sales of Equity Securities).

Related-party items reflected in the audited December 31, 2025 financial statements include advances from shareholders of $52,526 and professional services expense of $65,701 (which includes amounts paid to related-party service providers). Lorie Thompson (daughter of the Chairman and CEO) and Dustin Thompson (grandson of the Chairman and CEO) received cash compensation for consulting and operational support. Global Media Network USA, Inc., an affiliate of Dennis R. Alexander, received payments for professional services. No director or executive officer received total compensation in excess of $120,000 for the year ended December 31, 2025.

The Company has not formulated a written policy for the resolution of conflicts of interest. Officers and directors are involved in other business activities and may face conflicts in selecting between the Company and other interests.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of August 28, 2026, for (i) each of our named executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities. This is a best-efforts offering with no underwriter and no over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated by **(private address not available), the address of each beneficial owner listed in the table below is c/o Global Interchange, Inc. 1775 East Palm Canyon, Suite 110 –278, Palm Springs, California 92264

	Common Stock ***Beneficially Owned Prior to this offering(1)			Common Stock ***Beneficially Owned After this offering(2)
		Percent of	Total		Percent of	Total
		Common	Voting		Common	Voting
	Common	Stock	Power	Common	Stock	Power
Name of Beneficial Owner	Stock	(%)	(%)	Stock	(%)	(%)
Robert Dultz	20,855,000	68.41%	68.41%	20,855,000	58.06%	58.06%
Dennis R. Alexander	6,825,000	22.39%	22.39%	6,825,000	19.00%	19.00%
Spencer Eubank	1,500,000	4.92%	4.92%	1,500,000	4.18%	4.18%
All directors and executive officers as a group (3 persons)	29,180,000	95.72%	95.72%	29,180,000	81.24%	81.24%

____________________________

*	Less than 1%.
(1)	Based on 30,485,888 shares of Common Stock issued and outstanding as of August 28, 2026.
(2)	Based on 35,919,221 shares of Common Stock issued and outstanding after the public offering, there being no underwriter or over-allotment option in this best-efforts offering.

Accordingly, Robert Dultz, Chairman, CEO, President and Director will retain the effective voting power to approve all matters requiring shareholder approval, will prevail in matters requiring shareholder approval, including, in particular the election and removal of Directors, and will continue to have significant influence over our business.

Prior to this offering, there were 30,485,888 shares of Common Stock outstanding representing voting power of 30,485,888 votes. Following this offering, there will be 35,919,221 shares of Common Stock outstanding, there being no underwriter or over-allotment option in this best-efforts offering.

Our board of directors currently consists of 3 directors. None of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future, but have not done so as of the date of this Offering Circular. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing and board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Nevada law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are attached to this Offering Circular.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $50,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors

Stock Options

The Company has not yet established a Stock Option Plan.

Bonus Plan for Executive Officers

The Company’s Board of Directors has not established an annual Bonus Plan for Executive Officers.

Indemnification Agreements

We have not entered into indemnification agreements with each of our directors, executive officers and other key employees.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of Global Interchange Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Global Interchange Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Global Interchange Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Global Interchange Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of 3 members. Each director of the Company serves until the next annual meeting of stockholders and until his or her successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other officers as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole.

Code of Business Conduct and Ethics

We have not yet adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. This is currently planned for development.

DESCRIPTION OF SECURITIES

General

The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001 per share, and no shares of Preferred Stock.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended, and our Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

As of December 31, 2025, there were 30,000,000 shares of Common Stock issued and outstanding. As of August 5, and August 28, 2026, after giving effect to the issuance of 485,888 shares of restricted common stock sold in a private placement under Rule 506(b) of Regulation D at $0.50 per share, there were 30,485,888 shares of Common Stock issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one (1) vote for each share of Common Stock held of record on all matters submitted to a vote of the stockholders.

Under our Articles of Incorporation, as amended, and Bylaws, any corporate action to be taken by vote of stockholders other than for election of Directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes.

A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Subject to preferences that may be applicable to any then-outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time-to-time by the Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

Preferred Stock

None

Warrants

N/A

Stock Options

N/A

Restricted Stock Units

None

Anti-Takeover Provisions

The provisions of the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Stock Structure

Prior to the commencement of this offering, there will be 30,485,888 shares of Common Stock outstanding representing voting power of 30,485,888 votes. Following this offering, assuming the sale of all 5,433,333 shares offered hereby, there will be 35,919,221 shares of Common Stock outstanding.

(The 30,485,888 shares outstanding prior to this offering include 30,000,000 shares outstanding as of December 31, 2025 plus 485,888 shares of restricted common stock issued in a private placement under Rule 506(b) of Regulation D as of August 5, 2026.)

Bylaws

Our Bylaws may be adopted, amended or repealed by an action of the Board of Directors. Our Bylaws contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors, unless otherwise provided by law. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any Directorship to be filled by reason of an increase in the number of Directors may be filled by election by the Board of Directors for a term of office continuing only until the next election of Directors by the shareholders. The number of Directors of the Corporation shall be fixed by the Board of Directors, but in no event shall be less than one (1). Each Director shall hold office until the next annual meeting of shareholder and until his successor shall have been elected and qualified. Unless otherwise provided by law, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by a majority of the shareholders entitled to vote with respect to the subject matter thereof.

Any officer or agent may be removed by the Board of Directors whenever, in its judgement, the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights, and such appointment shall be terminable at will.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock are available for our Board of Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of Common Stock could render it more difficult or discourage an attempt to obtain control of the Company by means of a proxy context, tender offer, merger or other transaction since our Board of Directors can issue large amounts of capital stock as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s Articles of Incorporation, unless a corporation’s Articles of Incorporation or Bylaws, as the case may be, require a greater percentage. Our Articles of Incorporation and Bylaws do not require a supermajority vote on any matters. The company may create in the future a series of blank check preferred and if such amendment to the Articles of Incorporation are amended and approved for the preferred shares, the issuance by the Directors of all or a portion of such new authorized shares of Preferred Stock would allow our CEO or the Directors to create super voting rights whereby for example each share of a New Designated Series of Preferred Stock could vote the equivalent of a to be determined (multiple) shares of Common Stock.

Cumulative Voting

The holders of our Common Stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of our company by replacing its Board of Directors.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

Global Interchange, Inc., is offering up to 5,433,333 total of Securities, consisting of Common Stock, $0.001 par value (the “Common Stock” or collectively the “Securities”) at the offering price of $3.00 per share.

The Common Stock

We are authorized to issue 100,000,000 shares of Common Stock, $0.001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

There were 30,000,000 issued and outstanding shares of Common stock as of December 31, 2025.

Preferred Stock

None

Transfer Agent

We will appoint a transfer agent that is registered under the Exchange Act and operates under the regulatory authority of the SEC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months or at least six months in the event we become a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

EXPERTS

The financial statements of Global Interchange, Inc. as of December 31, 2025 and 2024, and for the years then ended, included in this Offering Circular, have been audited by Michael Gillespie & Associates, PLLC, an independent registered public accounting firm (PCAOB ID: 6108), as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consent of Michael Gillespie & Associates, PLLC to the inclusion of their report in this Offering Circular is filed as Exhibit 23.1 to the Offering Statement of which this Offering Circular forms a part.

LEGAL MATTERS

Capital Markets Law Group, LLP will issue to Global Interchange, Inc. its opinion regarding the legality of the common stock being offered hereby, and has consented to the references in this prospectus to their opinion.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. As a Tier 2 issuer under Regulation A, following qualification of this Offering we will be subject to the ongoing reporting requirements of Rule 257(b) of Regulation A. These require us to file with the SEC annual reports on Form 1-K, semiannual reports on Form 1-SA, current event reports on Form 1-U, and, where applicable, a special financial report, in each case within the timeframes prescribed by Regulation A. We are not subject to the periodic and proxy reporting requirements of the Securities Exchange Act of 1934 unless and until we register a class of securities thereunder. These reports will be available on the SEC’s website at www.sec.gov.  You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description
2.1	Articles of Incorporation*
2.2	Bylaws*
4.1	Subscription Agreement*
11.1	Consent of Capital Markets Law Group LLP (included in Exhibit 12.1)*
12.1	Opinion of Legal Counsel*
23.1	Consent of Michael Gillespie & Associates, PLLC, Independent Registered Public Accounting Firm

*	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on August 28, 2026.

Global Interchange, Inc.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Dennis R. Alexander

Dennis R. Alexander
Chief Financial Officer and Director August 28, 2026

By: /s/ Robert Dultz

Robert Dultz
Chairman and CEO August 28, 2026

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

By: /s/ Dennis R. Alexander

Dennis R. Alexander
Chief Financial Officer and Director
Principal Financial Officer, Principal Accounting Officer August 28, 2026

By: /s/ Robert Dultz

Robert Dultz
Chairman and CEO, Principal Executive Officer August 28, 2026

42

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Board of Directors & Shareholders

Global Interchange, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Global Interchange, Inc. as of December 31, 2025 and 2024 and the related statements of operations, changes in stockholders’ deficit, cash flows, and the related notes (collectively referred to as “financial statements”) for the years then ended. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024 and the results of its operations and its cash flows for the years December 31, 2025 and 2024 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note B to the financial statements, although the Company has limited operations and it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 2026.

PCAOB ID: 6108

Vancouver, Washington

August 5, 2026

GLOBAL INTERCHANGE, INC.

Global Interchange, Inc.

Balance Sheets

(Audited)

	December 31, 2025	December 31, 2024

ASSETS

Current assets:
Cash and cash equivalents	$84,951	$355
Notes Receivable	13,500	-
Total current assets	98,451	355

Other assets:
Trademarks and Intellectual Property	-	-
Total other assets	-	-
	$98,451	$355

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts Payable	$817
Advances from Shareholders	52,526	(4,410)
Accrued Interest	641	-
Note Payable	15,000
Total Liabilities	68,984	(4,410)

Shareholders' Equity/(Deficit)
Deposit on Subscriptions	102,944
Common stock, $.001 par value; 100,000,000 shares authorized, 30,000,000 and 30,000,000 issued and outstanding at December 31 2025 and December 31, 2024, respectively	30,000	30,000
Additional paid-in-capital	10,000	10,000
Accumulated Deficit	(113,478)	(35,235)

Total shareholders' equity/(deficit)	24,701	4,765

Total Liabilities and shareholders' deficit	98,451	355

See accompanying notes to condensed consolidated financial statements.

Global Interchange Inc.

Statement of Operations

(Audited)

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Continuing Operations:
Sales

Cost of Goods Sold:
Cost of Sales
Total cost of goods sold

Gross Profit

Expenses
Bank Fee	2,522	352
Telephone	63	43
Internet and Email	1,439	1,690
Professional Services	65,701
Insurance	1,633
Postage	421	56
Automotive	92
State Fees	1,950	127
Office Supplies	3,782	297
Total Expenses	77,602	2,565

Loss from operations	(77,602)	(2,565)

Other income (expense):
Interest expense	(641)
Total other income (expense)	(641)	-

Net income/(loss)	(78,243)	(2,565)

Basic and diluted loss per common share	(0.0026)	(0.00009)

Weighted average shares outstanding - Basic and Diluted	30,000,000	30,000,000

See accompanying notes to condensed consolidated financial statements.

Global Interchange, Inc.
Statement of Stockholder's Equity (Deficit)
For the Period from December 31, 2023, to December 31, 2025
(Audited)

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Earnings (Deficit) Accumulated	Deposits On Subscriptions	Total
Balance, December 31, 2023	30,000,000	30,000	10,000	(32,670)	-	7,330

Net loss, December 31, 2024				(2,565)		(2,565)

Balance, December 31, 2024	30,000,000	30,000	10,000	(35,235)	-	4,765

Deposits on Subscriptions					102,944	102,944

Net loss, December 31, 2025				(78,243)		(78,243)

Balance, December 31, 2025	30,000,000	30,000	10,000	(113,478)	102,944	24,701

See accompanying notes to condensed consolidated financial statements.

Global Interchange, Inc.

Statement of Cash Flows

(Audited)

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Cash flows from operating activities
Net loss	$(78,243)	$(2,565)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation
Adjusted net loss	(78,243)	(2,565)

Changes in operating assets and liabilities:
Increase (decrease) in accounts payable	817
Increase (decrease) in accrued interest	641
Net cash provided (used) by operating activities	(76,785)	(2,565)

Cash flows from financing activities
Notes receivable increase	(13,500)	-
Advances from shareholder	56,936	2,300
Subscription deposits	102,944
Notes Payable	15,000
Net cash provided by financing activities	161,381	2,300

Increase (decrease) in cash	84,596	(265)
Cash at beginning of period	355	620
Cash at end of period	84,951	355
Supplemental Cash Flow Information:
Cash paid for interest		-
Cash paid for income taxes		-
Non-cash investing and financing activities		$-

Non-cash investing and financing activities		$-

See accompanying notes to condensed consolidated financial statements.

Global Interchange, Inc.

(A Development Stage Company)

Notes to Audited financial statements

For the Periods Ended

December 31, 2025, and December 31, 2024

NOTE A–SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of Global Interchange, Inc. (A Development Stage Company) (hereinafter the “Company”) is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. The Company has not realized revenues from its planned principal business purpose and is considered to be in its development state in accordance with ASC 915, “Development Stage Entities”, formerly known as SFAS 7, “Accounting and Reporting by Development State Enterprises.”

Organization, Nature of Business and Trade Name

The Company was incorporated in the State of Nevada on May 3, 2000. The Company’s principal executive offices are located at 1775 East Palm Canyon Drive, Suite 110-278, Palm Springs, California 92264. The Company also maintains a registered office in Nevada at 732 South 6th Street, Suite N, Las Vegas, Nevada 89101-6948.

The Company is a development stage company with the principal business objective of merging with or acquiring and or being acquired by another entity and is therefore a blank check company, and or building its own plan of business. The Company has been in the developmental stage since inception and has no operating history other than organizational matters and acquiring Tradename, Trademark and IP for Wil Wright’s Ice Cream.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents. There was $84,951 and $355 in cash and cash equivalents as of December 31, 2025, and December 31, 2024, respectively.

Revenue and Cost Recognition

The Company has been in the developmental stage since inception and has no operations to date. The Company currently does not have a means for generating revenue. Revenue and Cost Recognition procedures will be implemented based on the type of properties required and sale contract specifications.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in managements’ estimates or assumptions could have a material impact on the Company’s financial condition and results of operations during the period in which such changes occurred. Actual results could differ from those estimates.

Preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the amounts of assets and liabilities. For example, when valuing Intellectual Property (IP) and licenses, management may need to estimate the future cash flows that these assets are expected to generate, which can be challenging due to the uncertainty of future events. Annual valuations are required by GAAP to ensure that the financial statements reflect the most current and accurate information available.

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

Capital Stock

The Company authorized one hundred million (100,000,000) shares of common stock with a par value of $0.001 and no preferred stock. There are thirty million (30,000,000) shares of common stock issued and outstanding as of December 31, 2025, and December 31, 2024.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, plus the effect of dilutive potential common shares outstanding during the period, if any.

Because the Company incurred a net loss for the year ended December 31, 2025, all potentially dilutive securities are anti-dilutive and have been excluded from the computation of diluted net loss per share. Accordingly, basic and diluted net loss per common share are the same for the period presented.

Basic and diluted net loss per common share for the year ended December 31, 2025 are based on the weighted-average number of shares of common stock outstanding during that period.

Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes.

Recently Issued Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board issued Accounting Standards Update No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012”), an accounting standards update regarding the testing of indefinite-lived intangible assets for impairment. Under this update, an entity has the option to first assess qualitative factors to determine whether the existence of events and circumstances indicate it is more likely than not the indefinite-lived intangible asset is impaired. If, after assessing the events and circumstances, an entity concludes it is more likely than not the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if any entity concludes otherwise, it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment testing by comparing the fair value with the carrying amount. An entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative test. An entity will be able to resume performing the qualitative assessment in any subsequent period. This update is effective for annual and interim tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company adopted ASU 2012-02 in the fourth quarter of 2012 with no impact on its financial position, cash flows or results of operations.

On May 28, 2014, the FASB issued ASU No. 2014 09, Revenue from Contracts with Customers. ASU 2014-09 is a new revenue recognition standard that eliminates the transaction and industry specific revenue recognition guidance under current U.S. GAAP and requires a company to recognize revenue at an amount that reflects the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. ASU No. 2015-14 defers the effective date of ASU No. 2014-09 for non-public companies to annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company has not yet determined the potential effects of the adoption of ASU 2014-09 and ASU 2015-14 on its financial statements.

Management believes recently issued accounting pronouncements will have no impact on the financial statements of the Company.

GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE B–NOTES AND OTHER COMMITMENTS AND CONTINGENCIES PAYABLE

As of December 31, 2025, the Company was liable on the following Promissory notes payables:

Date of Obligation	Note	Date Obligation Matures	Rate (%)	12/31/2025 ($)
5/22/2025	1	11/22/2025	7	$15,641.51
				$15,641.51

Note 1 — Convertible Promissory Note

On May 22, 2025, the Company issued a Convertible Promissory Note to a law firm (a non-related party) in the principal amount of $15,000 in consideration for professional services. The note bears interest at 7% per annum, matured on November 22, 2025 (180 days from the issuance date), and was convertible at any time after 180 days from the date of the obligation. The conversion price is defined as 50% of the lowest closing bid price of the Company’s common stock during the thirty (30) trading days immediately preceding a conversion notice. The note may be prepaid at any time without penalty.

As of December 31, 2025, the carrying amount of the note, including principal of $15,000 along with accrued interest of 641.51, totaled $15,641.51.

Embedded Conversion Feature (ASC 815)

The note’s conversion feature is a floating-price conversion right indexed to the Company’s own stock. Management evaluated the feature under ASC 815, Derivatives and Hedging, and concluded that the embedded conversion option requires bifurcation and separate accounting as a derivative liability at fair value, with changes in fair value recognized in earnings.

Because the Company’s common stock is not publicly traded in an active market, fair value was estimated using Level 3 inputs under ASC 820, Fair Value Measurement. Key assumptions included:

•An underlying share value of $0.50 per share, based on the Company’s contemporaneous arm’s-length Rule 506(b) private placement to accredited investors at that price;

•Estimated volatility, expected term, and other inputs developed in the absence of observable market data; and

•Application of an option-pricing model (Black-Scholes or substantially equivalent methodology) appropriate for the floating conversion formula.

Based on that analysis, management concluded that the estimated fair value of the bifurcated derivative liability as of December 31, 2025 was immaterial to the Company’s financial position and results of operations. Accordingly, no material derivative liability is recognized in the accompanying financial statements. The fair value measurement reflects conditions existing as of December 31, 2025.

Subsequent Settlement

The full principal amount and all accrued interest were paid in cash in full during January 2026. As a result, the balance owing on this note is $0 as of the date these financial statements were available to be issued. The subsequent cash repayment is presented as corroborative evidence of management’s assumptions and is not used as a determinant of fair value as of December 31, 2025.

NOTE C–COMMON STOCK

On August 30, 2013, the Company issued 30,000,000 shares of common stock in exchange of $10,000 cash paid by Robert Dultz, our Chairman and CEO. On August 30, 2013, Mr. Dultz gifted a total of 9,145,000 shares of common stock to 16 individuals who were involved with starting the Company, including 6,825,000 to Dennis R. Alexander and 1,500,000 to Spencer Eubank.

As of December 31, 2025, the Company has 30,000,000 common shares issued and outstanding.

NOTE D-SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 2025, with respect to the beneficial ownership of our common stock by all persons known to us to be beneficial owners of more than 5% of any such outstanding classes, and by each director and executive officer, and by all officers and directors as a group. Unless otherwise specified, the named beneficial owner has, to our knowledge, either sole or majority voting and investment power.

Title Of Class	Name, Title of Beneficial Owner of Shares(1)(2)	Amount of Beneficial Ownership	Percent of Class
Common	Robert Dultz	20,855,000	69.52%
	Dennis R. Alexander	6,825,000	22.75%
	Spencer Eubank	1,500,000	5.00%
	All Directors and Officers and 5% holders as a group (5 persons)	29,180,000	97.26%

(1)Acquired restricted stock from the Company August 30, 2013.

(2)The shares of common stock were issued pursuant to an exemption from registration as provided by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”). All such certificates representing the shares issued by the Company shall bear the standard 1933 Act restrictive legend restricting resale.

NOTE E–RELATED PARTY TRANSACTIONS

The Company neither owns nor leases any real or personal property. The officers and directors for the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interest. The Company has not formulated a policy for the resolution of such conflicts.

Robert Dultz

Robert Dultz is the Chairman, Chief Executive Officer, and majority shareholder of the Company.

During the periods presented, Mr. Dultz advanced funds to, and received advances from, the Company in the ordinary course of funding the Company’s development-stage operations. The net related-party balances with Mr. Dultz were as follows:

Date	Balance	Classification
January 1, 2024	$6,710	Due from shareholder (receivable)
December 31, 2024	$4,410	Due from shareholder (receivable)
December 31, 2025	$52,526	Due to shareholder (liability)

As of December 31, 2025, the Company was indebted to Mr. Dultz in the amount of $52,526, representing net advances from the shareholder used to fund operating expenses. These advances are non-interest-bearing, have no fixed repayment schedule, and are classified as a related-party liability on the accompanying balance sheets. Management expects the advances to be repaid from future financings or operating cash flows as available.

No other material related-party balances or transactions with Mr. Dultz existed as of December 31, 2025 that have not been disclosed herein, other than compensation and benefits, if any, paid to him in his capacity as an officer and director in the ordinary course.

Dennis R. Alexander and Global Media Network USA, Inc.

Dennis R. Alexander serves as a Director and Chief Financial Officer of the Company. Mr. Alexander is also the controlling owner of Global Media Network USA, Inc. (“GMNI”), an entity that provides consulting and advisory services.

During the year ended December 31, 2025, the Company paid aggregate amounts of approximately $32,275 to Mr. Alexander and to GMNI in connection with executive management, advisory, Regulation A and Regulation D drafting and coordination, business development support, and related professional services, and expense reimbursements. These amounts are included in operating expenses in the accompanying statements of operations.

No amounts were due to or from Mr. Alexander or GMNI under formal loan arrangements as of December 31, 2025, other than ordinary-course expense reimbursements, if any, settled in the normal course of business.

Lorie Thompson

Lorie Thompson is the daughter of Robert Dultz, the Company’s Chairman and Chief Executive Officer, and is the mother of Dustin Thompson. Ms. Thompson provides consulting and related services to the Company and has received compensation for those services during the periods presented.

On December 31, 2025, the Company and Lorie Thompson entered into a Loan Agreement formalizing advances previously made by the Company aggregating $10,000 via check in the amount of $5,000 issued September 16, 2025, and check in the amount of $5,000 issued December 9, 2025. The loan interest at 0% per annum, (no periodic principal or interest payments required), and matures one year from the effective date (December 31, 2026), subject to the Company’s option to extend for one additional year upon written notice. As of December 31, 2025, the outstanding principal balance due from Lorie Thompson was $10,000.

Dustin Thompson

Dustin Thompson is the grandson of Robert Dultz, the Company’s Chairman and Chief Executive Officer, and is the son of Lorie Thompson. Mr. Thompson provides services to the Company and has received compensation for those services during the periods presented.

On November 18, 2025, the Company and Dustin Thompson entered into a Loan Agreement in the principal amount of $3,500. The loan is 0% interest per annum and matures one year from the effective date (November 18, 2026), subject to the Company’s option to extend for one additional year upon written notice. As of December 31, 2025, the outstanding principal balance due from Dustin Thompson was $3,500.

These balances are classified as related-party notes receivable on the accompanying balance sheets. Management evaluates collectability on an ongoing basis; no allowance for credit losses was recorded as of December 31, 2025.

In addition to the loans described above, Lorie Thompson and Dustin Thompson provided services to the Company during 2025 and received cash compensation for those services. Amounts paid for services are included in operating expenses in the accompanying statements of operations.

Lorie Thompson, Dustin Thompson – Fees earned in 2025

During the year ended December 31, 2025, Lorie Thompson also provided business, professional, and advisory support services to the Company and was paid $1,000 for those services. These amounts are included in operating expenses in the accompanying statements of operations. The related-party note receivable from Ms. Thompson does not bear interest; no interest was accrued as of December 31, 2025.

During the year ended December 31, 2025, Dustin Thompson also provided business, professional data, advisory, and related support services to the Company and was paid $2,850 for those services, plus $50 for office supplies. These amounts are included in operating expenses in the accompanying statements of operations.

NOTE F – SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 5, 2026, the date these financial statements were available to be issued.

On December 11, 2025, the Company filed a Form D notice with the Securities and Exchange Commission and commenced a private placement of equity securities under Rule 506(b) of Regulation D.

As of January 1 through August 5, 2026, the Company has received aggregate subscription proceeds of $140,000 for a total of $242,944 (which includes $102,944 through December 31, 2025) from primarily accredited investors for the purchase of restricted common stock at $0.50 per share. The Company has issued as of August 5, 2026 a total of 485,888 shares of restricted common stock pursuant to these subscriptions. Following these issuances, the Company’s total issued and outstanding common shares are 30,485,888.

The offer and sale of these securities were made in reliance on the exemption from registration provided by Rule 506(b) of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended.

The private placement is separate from the Company’s current or future Regulation A offering and from any concurrent Rule 506(c) private placement and is not intended to be integrated with either.

The Company continues to operate as a development-stage enterprise and remains dependent on the successful completion of additional financings to fund ongoing operations and business development.

No other events have occurred subsequent to December 31, 2025 that require recognition or additional disclosure in these financial statements.

PART I—FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

(see attached financial statements)

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Forward-looking Statements

This section contains certain statements that may include “forward-looking statements”. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or other similar expressions. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those Risk Factors disclosed herein. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under applicable securities laws, the Company does not assume a duty to update these forward-looking statements.’

Overview

Global Interchange, Inc. is a development-stage company focused on building an AI-powered international exchange platform and related settlement infrastructure. The Company also holds residual intellectual property associated with the historic Wil Wright’s ice cream brand. During the periods presented, the Company generated no operating revenue and funded operations primarily through related-party advances and a Regulation D Rule 506(b) private placement.

Results of Operations - For the Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024

Revenue

The Company recorded no revenue from operations for the years ended December 31, 2025 and 2024.

Cost of Goods Sold / Gross Profit

The Company had no cost of goods sold and no gross profit for the years ended December 31, 2025 and 2024.

Operating Expenses

Total operating expenses increased to $77,602 for the year ended December 31, 2025 from $2,565 for the year ended December 31, 2024, an increase of $75,037. The increase was driven primarily by professional services ($65,701), office supplies ($3,782), bank fees ($2,522), state fees ($1,950), insurance ($1,633), internet and email ($1,439), and other ordinary development-stage costs.

Interest Expense

Interest expense was $641 for the year ended December 31, 2025, compared to $0 for the year ended December 31, 2024. The expense relates to the convertible promissory note issued May 22, 2025 (principal $15,000 at 7%), which was paid in full on January 15, 2026.

Net Loss

Net loss for the year ended December 31, 2025 was ($78,243), compared to ($2,565) for the year ended December 31, 2024, an increase in loss of $75,678. The increase reflects higher professional and operating costs associated with the Company’s regulatory, platform, and development activities. Basic and diluted net loss per common share were ($0.0026) and ($0.00009) for 2025 and 2024, respectively, based on 30,000,000 weighted-average shares outstanding in each period. Because the Company incurred a net loss, potentially dilutive securities are anti-dilutive; basic and diluted loss per share are the same.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since inception, the Company has been funded by related parties and by private placement subscription proceeds.

Current Assets

As of December 31, 2025, total current assets were $98,451, consisting of cash and cash equivalents of $84,951 and notes receivable of $13,500, compared to total current assets of $355 as of December 31, 2024.

Current Liabilities

As of December 31, 2025, total current liabilities were $68,984, consisting of accounts payable of $817, advances from shareholders of $52,526, accrued interest of $641, and note payable of $15,000, compared to a net credit position of ($4,410) as of December 31, 2024 (advances to shareholder presented as a receivable credit).

Working Capital

As of December 31, 2025, the Company had working capital of $29,467 (current assets of $98,451 less current liabilities of $68,984), compared to working capital of $4,765 as of December 31, 2024.

Shareholders’ Equity

As of December 31, 2025, total shareholders’ equity was $24,701, which includes deposits on subscriptions of $102,944, common stock of $30,000, additional paid-in capital of $10,000, and an accumulated deficit of ($113,478). As of December 31, 2024, total shareholders’ equity was $4,765.

Cash Flows from Operating Activities

Net cash used in operating activities was $76,785 for the year ended December 31, 2025, compared to net cash used of $2,565 for the year ended December 31, 2024. The 2025 amount primarily reflects the net loss of $78,243, adjusted for increases in accounts payable ($817) and accrued interest ($641).

Cash Flows from Financing Activities

Net cash provided by financing activities was $161,381 for the year ended December 31, 2025, compared to $2,300 for the year ended December 31, 2024. Financing activities in 2025 consisted of subscription deposits of $102,944, advances from shareholders of $56,936, proceeds from notes payable of $15,000, and notes receivable advanced of ($13,500).

Cash Position

Cash increased by $84,596 during 2025, from $355 at December 31, 2024 to $84,951 at December 31, 2025.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, or capital resources.

Going Concern

Our financial statements for the year ended December 31, 2025 have been prepared on a going concern basis. Note disclosures identify conditions that raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company remains dependent on additional financings to fund operations and business development.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial position or results of operations upon adoption.

In our opinion, the proceeds from this Offering may not fully satisfy our cash requirements and we anticipate it will be necessary to raise additional funds monthly (as described above) to supplement our plan of operations. Accordingly, if we are unable to satisfy our cash requirements through sales and the proceeds from this Offering alone, we will need to raise additional capital through additional short-term loans, the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through other loans or other equity investment. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring substantial operating and cash flow deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

FORWARD-LOOKING STATEMENTS

These financial statements include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated by reference in this Offering Circular which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof); finding suitable merger or acquisition candidates; expansion and growth of the Company's business and operations; and other such matters are forward-looking statements.  These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. However, whether actual results or developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including general economic, market and business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulation; and other factors, most of which are beyond the control of the Company.

These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "plans," "may," "will," or similar terms. These statements appear in a number of places in this Filing and include statements regarding the intent, belief or current expectations of the Company, and its directors or its officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations for its limited history; (ii) the Company's business and growth strategies; and, (iii) the Company's financing plans. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors that could adversely affect actual results and performance include, but are not limited to, the Company's limited operating history, potential fluctuations in quarterly operating results and expenses, government regulation, technological change and competition.

Consequently, all of the forward-looking statements made in these financial statements are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. The Company assumes no obligations to update any such forward-looking statements.

PLAN OF BUSINESS OPERATIONS

Global Interchange, a division of Global Interchange Inc., goals will raise $10 million to launch and scale an AI-powered barter platform with a USD-pegged stablecoin over five years, targeting 200,000 US memberships by Year 1, 300,000 (250,000 US + 50,000 international) by Year 3, and 2,350,000 (350,000 US + 2,000,000 international) by Year 5 across 50 states and high-profit markets (e.g., EU, India). The $10 million will fund a Year 1 MVP on Microsoft Azure ($4.8M for development/management), handling $500 transactions; targeted marketing ($3.5M) via digital campaigns and community events for gig workers and small businesses; operations/compliance ($1.2M) for infrastructure, SEC reporting, and AML/KYC; and stablecoin reserves ($0.5M) for liquidity. Operations will commence within six months, projecting $31.09M Year 1 revenue ($9M memberships, $22.42M barter/stablecoin fees, $1.5M listings), scaling to $946.51M by Year 5 with a cumulative $1.74B net income, reinvesting profits into global expansion and technology, compliant with Tier 1’s $20M limit.

Wil Wright’s Ice Cream, will utilize $6.3 million additional funds raised under Tier 2 Regulation A offering to execute a strategic plan for leadership in the $125.9 billion frozen dessert market, growing at a 4.1% CAGR through 2030 (Grand View Research, 2025). The funds will be allocated to production expansion ($3M) for premium and health-focused products (pints, Party Boxes, Ice Cream Bars, Sandwiches, Frozen Yogurt/Sorbet, Gelato Bites, Probiotic Bars, Frozen Cakes), marketing ($1.5M) to drive 27% sales uplift via digital campaigns targeting Millennials/Gen Z, working capital ($1.3M) for inventory and distribution across 22,000 U.S. and 20,000 international stores, and franchise development ($0.5M) for 1,500 scoop shops, yielding $17 million in royalties by Year 5. Operations will leverage California (35M units) and Slovenia (20M units) facilities, with distribution centers in Shanghai, Mexico, South Africa, and Nigeria, achieving $437.5 million in revenue and $362.5 million net profit by Year 5, though risks like competition and supply chain disruptions may impact results.

CRITICAL ACCOUNTING POLICIES

In Financial Reporting Release No. 60, "CAUTIONARY ADVICE REGARDING DISCLOSURE ABOUT CRITICAL ACCOUNTING POLICIES" ("FRR 60"), the Securities and Exchange Commission suggested that companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, our most critical accounting policies include: income taxes and the assessment of deferred tax assets and related valuation allowances; the fair value measurement of the embedded conversion feature in our convertible promissory note; and revenue recognition under ASC 606 for our planned future operations. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our financial statements.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is not exposed to market risk related to interest rates or foreign currencies.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

As required by Rule 13a-15 under the Securities Exchange Act of 1934 (the “1934 Act”), as of December 31, 2025, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. This evaluation was carried out under the supervision and with the participation of our Chief Executive Officer (our principal executive officer) and our Chief Financial Officer (our principal financial officer), who concluded, that because of the material weakness in our internal control over financial reporting (“ICFR”) described below, our disclosure controls and procedures were not effective as of December 31, 2025.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and our principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Internal Control Over Financial Reporting

Our management is also responsible for establishing ICFR as defined in Rules 13a-15(f) and 15(d)-15(f) under the 1934 Act. Our ICFR are intended to be designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Our ICFR are expected to include those policies and procedures that management believes are necessary that: pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the

Company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and our directors; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Management recognizes that there are inherent limitations in the effectiveness of any system of internal control, and accordingly, even effective internal control can provide only reasonable assurance with respect of financial statement preparation and may not prevent or detect misstatements. In addition, effective internal control at a point in time may become ineffective in future periods because of changes in conditions or due to deterioration in the degree of compliance with our established policies and procedures.

As of December 31, 2025, management assessed the effectiveness of our ICFR based on the criteria for effective ICFR established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and SEC guidance on conducting such assessments by smaller reporting companies and non-accelerated filers.

Based on that assessment, management concluded that, during the period covered by this report, such internal controls and procedures were not effective as of December 31, 2025, and that material weaknesses in ICFR existed as more fully described below.

As defined by Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements and Related Independence Rule and Conforming Amendments,” established by the Public Company Accounting Oversight Board ("PCAOB"), a material weakness is a deficiency or combination of deficiencies that results more than a remote likelihood that a material misstatement of annual or interim financial statements will not be prevented or detected. In connection with the assessment described above, management identified the following control deficiencies that represent material weaknesses as of December 31, 2025:

Lack of an independent audit committee. Although we have an audit committee it is not composed solely of independent directors. We may establish an audit committee composed solely of independent directors when we have sufficient capital resources and working capital to attract qualified independent directors and to maintain such a committee.

Inadequate staffing and supervision within our bookkeeping operations. The relatively small number of people who are responsible for bookkeeping functions prevents us from segregating duties within our internal control system. The inadequate segregation of duties is a weakness because it could lead to the ultimate identification and resolution of accounting and disclosure matters or could lead to a failure to perform timely and effective reviews which may result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statements and related disclosures as filed with the Securities and Exchange Commission.

Insufficient number of independent directors. At the present time, our Board of Directors does not consist of a majority of independent directors, a factor that is counter to corporate governance practices as set forth by the rules of various stock exchanges.

Our management determined that these deficiencies constituted material weaknesses. Due to a lack of financial and personnel resources, we are not able to, and do not intend to, immediately take any action to remediate these material weaknesses. We will not be able to do so until we acquire sufficient financing and staff to do so. We will implement further controls as circumstances, cash flow, and working capital permit. Notwithstanding the assessment that our ICFR was not effective and that there were material weaknesses as identified in this report, we believe that our consolidated financial statements contained in our Quarterly Report for the quarter ended December 31, 2025 fairly present our financial position, results of operations and cash flows for the years covered thereby in all material respects.

There were no changes in our internal control over financial reporting during the period ended December 31, 2025 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

The Company is not a party to any legal proceedings.

ITEM 1A. RISK FACTORS

ITEM 11. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

During the year ended December 31, 2025, no director or executive officer of the Company received total compensation in excess of $120,000. Accordingly, pursuant to the instructions to Item 11 of Form 1-A, no further information regarding compensation of directors and executive officers is required to be disclosed.

There has been no material changes in the risk factors set forth in the Company’s notes to financial statements for the period ended December 31, 2025.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

On December 11, 2025, the Company filed a Form D with the Securities and Exchange Commission noticing an exempt offering of equity securities under Rule 506(b) of Regulation D, which provides a safe harbor under Section 4(a)(2) of the Securities Act of 1933, as amended.

As of August 5, 2026, the Company has received subscription proceeds of $242,944 from primarily accredited investors for the purchase of restricted common stock at $0.50 per share. The Company has issued 485,888 shares of restricted common stock pursuant to these subscriptions. Following these issuances, the Company’s total issued and outstanding common shares are 30,485,888.

The offer and sale of these securities were made in reliance on the exemption from registration provided by Rule 506(b) of Regulation D and Section 4(a)(2) of the Securities Act.

This private placement is separate from any current or future Regulation A Offering Circular and is not intended to be integrated with it.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

None.

The following documents are included or incorporated by reference as exhibits to this report: